Exhibit 10.44

REVOLVING BRIDGE LOAN AND SECURITY AGREEMENT

between

ARBOR REALTY SR, INC.,

as Borrower,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Lender

Dated as of July 22, 2011

TABLE OF CONTENTS

1.	THE CREDIT		1

	1.1	The Commitment	1
	1.2	Expiration of Commitment	1
	1.3	Line of Credit Note	2
	1.4	Replacement Notes	2
	1.5	Nature of Obligations; The Loan	2
	1.6	Conditions to Extending the Initial Maturity Date	3

2.	PROCEDURES FOR OBTAINING ADVANCES		5

	2.1	Advances	5

3.	INTEREST, PRINCIPAL AND FEES		6

	3.1	Interest	6
	3.2	Interest Limitation	6
	3.3	Principal Payments	7
	3.4	Non-Usage Fees	9
	3.5	Commitment Fee	9
	3.6	Miscellaneous Fees and Charges	10
	3.7	Method of Making Payments	10
	3.8	Billings	11
	3.9	Late Charges	11
	3.10	Additional Costs; Capital Adequacy	11
	3.11	Concerning Libor Rate Advances	11
	3.12	Treatment of Suspended Libor Rate Advances	12
	3.13	Taxes	13
	3.14	Continuing Authority of Authorized Representatives	14

4.	COLLATERAL		15

	4.1	Grant of Security Interest	15
	4.2	Maintenance of Collateral Records	16
	4.3	Release of Security Interest in Pledged Loans	16
	4.4	Collection and Servicing Rights	17
	4.5	Return of Collateral at End of Commitment	17
	4.6	Delivery of Collateral Documents	17
	4.7	Borrower Remains Liable	17
	4.8	Further Assurance	18
	4.9	Authenticated Record	18

5.	CONDITIONS PRECEDENT		19

	5.1	Closing the Loan	19
	5.2	Each Advance	22
	5.3	Force Majeure	23

6.	GENERAL REPRESENTATIONS AND WARRANTIES		24

i

	6.1	Place of Business	24
	6.2	Organization; Good Standing; Subsidiaries	24
	6.3	Authorization and Enforceability	24
	6.4	Approvals	25
	6.5	Financial Condition	25
	6.6	Litigation; Judgments	26
	6.7	Compliance with Laws	26
	6.8	Regulation U	26
	6.9	Investment Company Act	26
	6.10	Payment of Taxes	26
	6.11	Agreements	27
	6.12	Title to Properties	27
	6.13	ERISA	27
	6.14	No Retiree Benefits	28
	6.15	Organizational Chart	28
	6.16	Fiscal Year	28
	6.17	Identification Numbers	28
	6.18	Foreign Asset Control Regulations	28

7.	AFFIRMATIVE COVENANTS		30

	7.1	Payment of Obligations	30
	7.2	Financial Statements	30
	7.3	Other Borrower Reports	30
	7.4	Maintenance of Existence; Conduct of Business	31
	7.5	Compliance with Applicable Laws	31
	7.6	Inspection of Properties and Books; Operational Reviews	31
	7.7	Notice	32
	7.8	Payment of Indebtedness, Taxes and Other Obligations	32
	7.9	Insurance	33
	7.10	Closing Instructions	33
	7.11	Subordination of Certain Indebtedness	33
	7.12	Payment of Indebtedness and Performance of Other Loan Obligations	33
	7.13	ERISA	33
	7.14	Use of Proceeds of Advances	34
	7.15	Minimum Deposits	34
	7.16	Ownership and Control of Borrower	34

8.	NEGATIVE COVENANTS		35

	8.1	Restrictions on Liens, Etc.	35
	8.2	Restrictions on Fundamental Changes	35
	8.3	Subsidiaries	35
	8.4	Deferral of Subordinated Debt	36
	8.5	Accounting Changes	36
	8.6	Debt Yield	36
	8.7	Debt Service Coverage Ratio	36
	8.8	Distributions	36
	8.9	Transactions with Affiliates	37

9.	SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL		38

	9.1	Special Representations and Warranties Concerning Collateral	38
	9.2	Special Affirmative Covenants Concerning Collateral	40
	9.3	Special Negative Covenants Concerning Collateral	40

10.	DEFAULTS; REMEDIES		41

	10.1	Events of Default	41
	10.2	Remedies	43
	10.3	Application of Proceeds	46
	10.4	Lender Appointed Attorney-in-Fact	46
	10.5	Right of Set-Off	46

11.	MISCELLANEOUS		48

	11.1	Notices	48
	11.2	Reimbursement Of Expenses; Indemnity	49
	11.3	Financial Information	50
	11.4	Terms Binding Upon Successors; Survival of Representations	50
	11.5	Governing Law	50
	11.6	Confidentiality	50
	11.7	Assignment	51
	11.8	Participations	52
	11.9	Relationship of the Parties	52
	11.10	Amendments	52
	11.11	Severability	53
	11.12	Counterparts	53
	11.13	Headings/Captions	53
	11.14	Entire Agreement	53
	11.15	Consent to Jurisdiction	53
	11.16	Waiver of Jury Trial	53
	11.17	Waiver of Punitive, Consequential, Special or Indirect Damages	54
	11.18	U.S. Patriot Act	54

12.	DEFINITIONS		55

	12.1	Defined Terms	55
	12.2	Other Definitional Provisions; Terms of Construction	65

EXHIBITS

(Omitted)

Exhibit A	Advance Request

Exhibit B	Procedures and Documentation for Warehousing Eligible Loans

Exhibit C	Eligible Loans

Exhibit D	Authorized Representatives

Exhibit E	Subsidiaries

Exhibit F	Litigation

Exhibit G	Organizational Chart

Exhibit H	Compliance Certificate

Exhibit I	Miscellaneous Fees and Charges Schedule

Exhibit J	Forms of Collateral Documents

Exhibit K	Forms of Assignment Documents

REVOLVING BRIDGE LOAN AND SECURITY AGREEMENT

THIS REVOLVING BRIDGE LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of July 22, 2011, between ARBOR REALTY SR, INC., a Maryland corporation (the “Borrower”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

A.                                   The Borrower intends to originate from time to time certain Mortgage Loans (defined below);

B.                                     The Borrower desires to fund such originations, in part, through Advances (defined below) from the Lender on the terms and conditions set forth herein; and

C.                                     The Lender is willing to make Advances (defined below) to the Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower hereby agree as follows:

1.                                      THE CREDIT

1.1                                     The Commitment

1.1(a)                                                On the terms and subject to the conditions and limitations of this Agreement, including Exhibit C, Lender agrees to make Advances to Borrower from the Closing Date to the Business Day immediately preceding the Maturity Date, during which period Borrower may borrow, repay and reborrow subject to and in accordance with the provisions of this Agreement. Lender has no obligation to make Advances if (i) the conditions to advance described herein are not satisfied; (ii) after giving effect to such Advance, the aggregate outstanding principal amount of all Advances would exceed the Line of Credit Limit; or (iii) a Default or Event of Default exists.

1.1(b)                                               The proceeds of Advances shall be used solely to originate Eligible Loans, or to re-finance Eligible Loans previously closed by Borrower.

1.2                                     Expiration of Commitment

1.2(a)                                                The Commitment expires on the earlier of: (i) July 22, 2013 (the “Initial Maturity Date”) or, if the Initial Maturity Date is extended in accordance with Section 1.6, July 22, 2014 (the “Extended Maturity Date”), on which date the Commitment will expire of its own term and the Advances will become due and payable without the necessity of Notice or action by Lender, or (ii) the date the Commitment is terminated and the Advances become due and payable under Section 10.2(b) or (c).

1.2(b)                                               As used in this Agreement, the term “Maturity Date” means the earlier of (i) the Initial Maturity Date or, if the Initial Maturity Date is extended in accordance with Section 1.6, the Extended Maturity Date; provided, however, as long as no Event of Default has occurred and is continuing, the “Maturity Date” with respect to any Advance, and all associated accrued and unpaid interest and costs and expenses, shall be the date on which such Advance is due under Section 3.3 of this Agreement, or (ii) the date as of which the Obligations are accelerated pursuant to Section 10.2(b) or (c) as provided therein.

1.2(c)                                                On the Maturity Date (or on each Maturity Date, in the case of Advances which are subject to the proviso set forth in clause (i) of Section 1.2(b)), all applicable Advances, together will all associated accrued and unpaid interest and costs and expenses will become due and payable without the necessity of Notice or action by Lender.

1.3                                     Line of Credit Note

Advances by Lender are evidenced by Borrower’s promissory note payable to Lender on the form prescribed by Lender (“Line of Credit Note”).  The term “Line of Credit Note” as used in this Agreement includes all amendments, restatements, renewals or replacements of an original Line of Credit Note and all substitutions for it.  All terms and provisions of the Line of Credit Note are incorporated into this Agreement.

1.4                                     Replacement Notes

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Line of Credit Note, and, in the case of any such mutilation, upon receipt of such Line of Credit Note, the Borrower will issue, in lieu thereof, a replacement note in the same principal amount thereof and otherwise of like tenor.  If Lender obtains a replacement note in exchange for a lost, stolen or destroyed Line of Credit Note, Lender will indemnify Borrower against any loss or damage suffered by Borrower as a result of the lost, stolen or destroyed Line of Credit Note.

1.5                                     Nature of Obligations; The Loan

All Advances under this Agreement to the Borrower constitute a single Indebtedness of Borrower, and all of the Collateral granted by the Borrower is security for the payment and performance of the Obligations to the extent provided in Section 4.1. The aggregate amount of all Advances outstanding from time to time under this Agreement may hereinafter collectively be referred to as the “Loan”.

1.6                                     Conditions to Extending the Initial Maturity Date

Upon satisfaction of each of the following conditions, Borrower may extend the Initial Maturity Date until the Extended Maturity Date (such period is referred to herein as the “Extension Term”):

1.6(a)                                                       No Default.  No Default or Event of Default exists.

1.6(b)                                                      Notice From Borrower.  Lender receives written notice of Borrower’s request to exercise its extension right at least sixty (60) days, but not more than ninety (90) days, before the Initial Maturity Date.  Such request for extension shall be accompanied by all other documents and information required to be delivered pursuant to this Section 1.6 to the extent then available.

1.6(c)                                                       Principal Payment.  On the Initial Maturity Date, Borrower delivers to Lender a principal payment on the Loan in an amount equal to five percent (5%) of the outstanding principal amount of all Advances (the “Principal Paydown”), which shall be applied to the outstanding principal balance of the Loan.

1.6(d)                                                      Loan Fee.  On the Initial Maturity Date, Borrower pays Lender an extension fee in an amount equal to one-half of one percent (0.50%) of the outstanding principal amount of all Advances after giving effect to the Principal Paydown paid by Borrower pursuant to Section 1.6(c) (the “Extension Fee”).

1.6(e)                                                       Additional Documents.  Borrower executes and delivers to Lender such agreements and documents as Lender may reasonably require incident to the extension.

1.6(f)                                                         Before End of Term.  Each of the foregoing conditions is satisfied not later than, and on, the Initial Maturity Date.

Within fifteen (15) days following receipt by Lender of Borrower’s written notice under Section 1.6(b) above requesting the extension, Lender shall notify Borrower in writing if all of the conditions precedent to extension, other than payment of the Principal Paydown and the Extension Fee and no Default or Event of Default on the Initial Maturity Date (which cannot be determined until the Initial Maturity Date), have been satisfied, or if further information or certificates are required.  If Lender determines that the conditions to extension have been satisfied, other than payment of the Principal Paydown and the Extension Fee and no Default or Event of Default on the Initial Maturity Date (which cannot be determined until the Initial Maturity Date), Lender shall so notify Borrower and upon Lender’s receipt of the Principal Paydown and the Extension Fee no later than the Initial Maturity Date, as long as no Default or Event of Default exists as of the Initial Maturity Date (unless waived by Lender in writing in its sole discretion), the Initial Maturity Date shall be extended until the Extended Maturity Date.

All of the terms and conditions of the Loan Documents shall continue to apply to the Extension Term of the Loan, except as follows: (i) no Advances shall be made during the Extension Term, and (ii) on the date that is six (6) months after the Initial Maturity Date, Borrower shall deliver to Lender a principal payment on the Loan in an amount equal to five percent (5%) of the then outstanding principal amount of all Advances, which shall be applied to the outstanding principal balance of the Loan.  Failure to make such principal payment on the Loan in accordance with this paragraph shall constitute an Event of Default pursuant to Section 10.1(a).

End of Article 1

2.                                      PROCEDURES FOR OBTAINING ADVANCES

2.1                                     Advances

Subject to the terms and conditions hereof, Borrower may request Advances from time to time by delivering to the Lender a complete and signed request therefor (an “Advance Request”), in the form of Exhibit A annexed hereto.  Provided that after giving effect to such Advance, the Line of Credit Limit shall not be exceeded, and subject to the satisfaction of the conditions set forth in Sections 5.1, 5.2 and 5.3 and Exhibit B and Exhibit C, an Advance so requested by Borrower shall be made by the transfer of the proceeds of such Advance, at the Borrower’s option (A) to a Person designated by the Borrower; (B) to the Lender to be applied toward any Obligation hereunder; or (C) as otherwise instructed by the Borrower.  Upon not less than five (5) Business Days’ prior Notice to Borrower, Lender may modify its form of Advance Request and any other Exhibit or document referred to in this Section to conform to current legal requirements or Lender’s practices and, as so modified, those Exhibits and documents will become part of this Agreement (provided that any such modification does not materially alter the obligations of the Borrower or the requirements of Lender).

End of Article 2

3.                                      INTEREST, PRINCIPAL AND FEES

3.1                                     Interest

3.1(a)                                                Except as otherwise provided in this Agreement, the outstanding principal amount of the Loan from time to time shall bear interest at one of the following rates as designated by Borrower in the applicable Advance Request:  (i) the Applicable Libor Rate or (ii) the Applicable Base Rate.  If the Borrower fails to elect whether any Advance shall bear interest at the Applicable Libor Rate or the Applicable Base Rate, such Advance shall bear interest at the Applicable Libor Rate.

3.1(b)                                               All interest shall be: (i) payable monthly, in arrears, in the amount of the Interest Payment for such calendar month, commencing on the first day of the calendar month immediately following the Closing Date, and on the first day of each month thereafter until the principal, together with all interest and other charges payable with respect to the Advances, shall be fully paid and on the Maturity Date; and (ii) calculated on the basis of a 360 day year and the actual number of days elapsed.  Lender’s determination of such rates of interest as of any date of determination are conclusive and binding, absent manifest error.

3.1(c)                                                If, for any reason, (1) a Borrower repays an Advance on the same day that it was made, or (2) a Borrower instructs Lender not to make a previously requested Advance after Lender has reserved funds or made other arrangements necessary to enable Lender to fund that Advance, Borrower shall pay to Lender an administrative fee equal to one (1) day of interest on that Advance at the rate of one and one-half percent (1.50%) per annum. All administrative fees are due and payable within ten (10) days after notice from Lender.  In addition to the foregoing administrative fee, and notwithstanding any other provision of this Agreement, any such Advance that is repaid on the same day that it was made shall bear interest for such day at the same rate as all other Advances, and otherwise shall be subject to all other provisions of this Agreement generally applicable to Advances, except to the extent that (i) such payment is received by the Lender by the time specified in Section 3.7(a)(x) or (y), as may be applicable, and (ii) such Advance was not used by Borrower for any purpose (for example, because the transaction to be funded by the Borrower utilizing the proceeds of such Advance did not close).

3.1(d)                                               After either (x) an Event of Default occurs and upon Notice to the Borrower by Lender, unless and until such Event of Default is waived or cured as provided in this Agreement, or (y) the Maturity Date, the unpaid amount of each Advance to the Borrower will bear interest at the Default Rate until paid in full.

3.2                                     Interest Limitation

If, at any time, the rate of interest, together with all amounts which constitute or are deemed under any applicable law to constitute interest and which are reserved, charged or taken by a Lender as compensation for fees, services or expenses incidental to the making, negotiating or collecting of Advances, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by a Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

3.3                                     Principal Payments

3.3(a)                                                On the Maturity Date, Borrower must pay Lender the outstanding principal balance of all Advances maturing on such Maturity Date, together with all accrued and unpaid interest thereon and any unpaid costs and expenses related thereto.

3.3(b)                                               Borrower may prepay any portion of the Loan without premium or penalty at any time, subject to payment of amounts specifically provided for herein resulting from such payment.

3.3(c)                                                Upon telephonic or written Notice to the Borrower by Lender, the Borrower must pay to Lender, and Borrower authorizes Lender to charge the Bridge Clearing Account for, the amount of any outstanding Advance against a specific Pledged Loan of Borrower upon the earliest occurrence of any of the following events:

(1)                                  On the date an Advance was made if the Pledged Loan to be funded by that Advance is not closed and funded.

(2)                                  At the option of the Lender, in its sole discretion, one (1) Business Day elapses from the date an Advance was made against a Pledged Loan, without receipt of the Collateral Documents relating to that Pledged Loan required to be delivered on that date.

(3)                                  At the option of Lender, in its sole discretion, ten (10) Business Days elapse without the return of one (1) or more Collateral Documents delivered by Lender to Borrower under a Trust Receipt for correction or completion.

(4)                                  On the date on which a Pledged Loan is determined to have been originated based on material untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not the Borrower had knowledge of the misrepresentation, incomplete or incorrect information or fraud.

(5)                                  On the date on which the Borrower knows or receives Notice from Lender, that (A) one or more of the representations and warranties set forth in Article 9 were inaccurate or incomplete in any material respect on any date when made or deemed made, or (B) the Borrower has failed to perform or comply with any covenant, term or condition applicable to it set forth in Article 9.

(6)                                  Upon the sale, other disposition or prepayment of any Pledged Loan.

(7)                                  With respect to any Pledged Loan, any of the Collateral Documents relating to such Pledged Loan, upon examination by Lender, are found not to be in compliance with the requirements of this Agreement.

3.3(d)                                               In addition to the payments required by Section 3.3(a) and 3.3(c), the Borrower must pay to Lender, without the necessity of prior demand or Notice from Lender, and Borrower authorizes Lender, upon Notice to the Borrower, to charge the Bridge Clearing Account for, the following amounts, which shall be applied to the Advance outstanding against the specific respective Pledged Loan:

(1)                                  If the principal amount of any Pledged Loan is paid in whole or in part while an Advance is outstanding against such Pledged Loan, the amount of such principal payment shall be paid within three (3) Business Days after receipt by Borrower of such payment.

(2)                                  The Advance outstanding against any Pledged Loan shall be paid on the final maturity date of such Pledged Loan (after giving effect to any right to extend the term of such Pledged Loan exercised by the borrower under such Pledged Loan).

(3)                                  If a Pledged Loan is in default and remains in default for a period of sixty (60) days or more, the Advance outstanding against such Pledged Loan shall be paid within three (3) Business Days following the expiration of such sixty (60) period.

(4)                                  If the Borrower writes-down, charges off or sets up a reserve against a Pledged Loan, the Advance outstanding against such Pledged Loan shall be paid within three (3) Business Days following such occurrence.

(5)                                  If, on the date of reporting in accordance with Section 7.3(b)(3), a Property fails to satisfy a minimum Debt Service Coverage Ratio of 1.00 to 1.00, the Advance outstanding against such Pledged Loan shall be paid within ten (10) Business Days following such occurrence, provided that no such payment shall be due as long as a cash interest reserve for such Pledged Loan (i) was funded in an amount acceptable to Lender (a) at the closing of such Pledged Loan, or (b) within three (3) Business Days from the date of notice that the Property fails to satisfy the minimum Debt Service Coverage Ratio of 1.00 to 1.00, (ii) is held at the Lender, and (iii) is used to pay interest and principal due on the Pledged Loan to the extent net cash flow from the Property is insufficient.

(6)                                  If, on the date of reporting in accordance with Section 7.3(b)(4), a Property fails to satisfy a minimum Debt Yield of nine and one-half percent (9.5%), the Advance outstanding against such Pledged Loan shall be paid within ten (10) Business Days following such occurrence.

(7)                                  If the Initial Maturity Date is extended pursuant to Section 1.6, an amount equal to five percent (5%) of the then outstanding principal amount of all Advances shall be paid on the date that is six (6) months after the Initial Maturity Date in accordance with Section 1.6.

3.3(e)                                                The proceeds of the refinancing, sale, other disposition or repayment of Pledged Loans must be paid directly by the Person providing such proceeds to the Bridge Lender Only Account. If the proceeds of the refinancing, sale, other disposition or repayment of payment of any Pledged Loan are less than the outstanding Advance against such Pledged Loan, Borrower must pay to Lender, and Borrower authorizes Lender to charge the Bridge Clearing Account in, an amount equal to that deficiency. As long as no Default or Event of Default exists, Lender will promptly transfer from the Bridge Lender Only Account to the Bridge Clearing Account any excess proceeds of Pledged Loans.

3.4                                     Non-Usage Fees

At the end of each Calendar Quarter during the term of this Agreement, Lender will determine the average usage of the Commitment by calculating the arithmetic daily average of the Advances outstanding during such Calendar Quarter (“Used Portion”).  Lender will then subtract the Used Portion from the arithmetic daily average of the Line of Credit Limit during such Calendar Quarter, and the result, if positive, will be known as the “Unused Portion.” Borrower must pay to Lender a fee (“Non-Usage Fee”) in the amount of 0.50% per annum of the Unused Portion during such Calendar Quarter.  The Non-Usage Fee, to the extent required to be paid hereunder, is payable quarterly, in arrears on the tenth (10th) day of the month following the last day of each Calendar Quarter.  Lender computes the Non-Usage Fee on the basis of the actual number of days in each Calendar Quarter and a year of 360 days. If the date set forth in clause (i) of the definition of Maturity Date occurs on a day other than the last day of a Calendar Quarter, Borrower must pay the prorated portion of the Non-Usage Fee due from the beginning of the then current Calendar Quarter to and including that date. Borrower is not entitled to a reduction in the amount of the Non-Usage Fee under any circumstances.  If the Commitment terminates as a result of an Event of Default, Borrower must pay, on the date of termination, a Non-Usage Fee in the amount of 0.50% per annum of the Unused Portion in effect immediately prior to the date of termination, for the period from the date of termination to and including the date set forth in clause (i) of the definition of Maturity Date. Lender’s determination of the Non-Usage Fee for any period is conclusive and binding, absent manifest error.

3.5                                     Commitment Fee

On the Closing Date, Borrower shall pay Lender a fee (“Commitment Fee”) in an amount equal to one percent (1.0%) of the Line of Credit Limit. The Commitment Fee is fully earned as of the date hereof, and is non-refundable.  Borrower is not entitled to a reduction in the amount of the Commitment Fee if (i) the Line of Credit Limit is reduced or (ii) the Commitment is terminated at the request of Borrower or as a result of an Event of Default.

3.6                                     Miscellaneous Fees and Charges

Borrower must reimburse Lender for all Miscellaneous Fees and Charges, which such Miscellaneous Fees and Charges shall be in such amounts which are consistent with the amount of similar fees and charges which the Borrower has agreed to pay to the Lender in connection with other banking services which the Lender provides to the Borrower (e.g., fees associated with cash management agreements and the like). Borrower must pay all Miscellaneous Fees and Charges within ten (10) days after the date of Lender’s invoice or, if applicable, within ten (10) days after the date of Lender’s account analysis statement.

3.7                                     Method of Making Payments

3.7(a)                                                All payments of interest, principal and fees shall be made in lawful money of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (i) by direct charge to the Bridge Clearing Account, or (ii) by wire transfer to Lender from the Borrower, or (iii) by transfer from the Bridge Lender Only Account as provided herein.  Payments shall be credited on the Business Day on which immediately available funds are received prior to 2:00 P.M.; payments received after the times referred to in the preceding clause shall be credited to the Loan on the next Business Day.  Payments which are by check, which Lender may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. All payments shall be applied first to the payment of all fees, expenses, and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that after the occurrence and during the continuation of an Event of Default, payments will be applied to the Obligations as the Lender determines.

3.7(b)                                               Borrower authorizes Lender to charge the Bridge Clearing Account for any interest or fees due and payable to Lender on or after the date such interest or fee became due and payable. Prior to the occurrence of an Event of Default, Lender will provide Borrower with reasonable Notice of any such charge.  From and after the occurrence of an Event of Default, Lender may charge the Bridge Clearing Account without the necessity of prior demand or Notice from Lender.

3.7(c)                                                While a Default or Event of Default exists, Borrower authorizes Lender to charge the Bridge Clearing Account, or the Bridge Lender Only Account, but no Third Party Custodial Deposit Account, for any Obligations due and payable to Lender, without the necessity of prior demand or Notice from Lender.

3.7(d)                                               All payments made on account of the Obligations shall be made by the Borrower to Lender. No principal payments resulting from the refinancing, sale or other disposition of Pledged Loans shall be deemed to have been received by Lender until Lender has also received the Notice required under Section 3.3(c).

3.8                                     Billings

Lender may submit monthly billings reflecting payments due; provided, however, that any changes in the interest rate and in the outstanding amount of the Loan which occur between the date of billing and the due date may be reflected in adjustments in the billing for a subsequent month. Neither the failure of Lender to submit a bill, nor any error in any such bill shall excuse Borrower from the obligation to make full payment of all of Borrower’s payment obligations when due.

3.9                                     Late Charges

Borrower shall pay, upon billing therefor, a “Late Charge” equal to five (5%) of the amount of any payment of principal, other than principal due at the Maturity Date (or the date on which Lender accelerates the time for payment of the Loan after the occurrence of an Event of Default), interest, or fees, which are not paid by Borrower within ten (10) days of the due date thereof.  Late Charges are: (a) payable in addition to, and not in limitation of, the Default Rate; (b) intended to compensate The Lender for administrative and processing costs incident to late payments; (c) not interest; and (d) not subject to refund or rebate or credit against any other amount due.

3.10                              Additional Costs; Capital Adequacy

Borrower shall promptly pay to Lender from time to time such amounts as Lender may determine to be necessary to compensate Lender for any costs incurred by Lender that it determines are attributable to its making or maintaining of any Libor Rate Advances to Borrower, any reduction in any amount receivable by Lender from Borrower under this Agreement or any of the other Loan Documents in respect of any of such Libor Rate Advances or such obligation or the maintenance by Lender of capital in respect of the Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to Lender under this Agreement or any of the other Loan Documents in respect of the Loan (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.11(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Applicable Libor Rate for the Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Lender, or any commitment of Lender; or (iii) has or would have the effect of reducing the rate of return on capital of Lender to a level below that which Lender could have achieved but for such Regulatory Change (taking into consideration Lender’s policies with respect to capital adequacy).

3.11                              Concerning Libor Rate Advances

3.11(a)                                          Regulatory Change.  Without limiting the effect of the provisions of Section 3.10, if, by reason of any Regulatory Change, Lender either (i) incurs

Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender that includes deposits by reference to which the interest rate on Libor Rate Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of Lender that includes Libor Rate Advances or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if Lender so elects by notice to the Borrower, the obligation of Lender to continue Libor Rate Advances hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 3.12 shall apply).

3.11(b)                                         Suspension of Libor Rate Advances. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Applicable Libor Rate for any day:

(A)                              Lender reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Applicable Libor Rate for such day, or

(B)                                Lender reasonably determines (which determination shall be conclusive) that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lender of making or maintaining Advances;

then Lender shall give Borrower prompt notice thereof, and, so long as such condition remains in effect, the Loan (and all Advances under the Loan) shall bear interest at the Applicable Base Rate.

3.11(c)                                          Illegality.  Notwithstanding any other provision of this Agreement, if Lender shall reasonably determines (which determination shall be conclusive and binding) that it has become unlawful for Lender to honor its obligation to make or maintain Libor Rate Advances hereunder, then Lender shall promptly notify the Borrower thereof, and Lender’s obligation to continue Libor Rate Advances shall be suspended until such time as Lender determines that it may again maintain Libor Rate Advances (in which case the provisions of Section 3.12 shall be applicable).

3.12                              Treatment of Suspended Libor Rate Advances

If the obligation of Lender to make or continue Libor Rate Advances shall be suspended pursuant to Section 3.10, then all outstanding Libor Rate Advances shall be automatically converted into, and all subsequent Advances will be made as, Domestic Rate Advances.  Upon the termination of the circumstances that gave rise to such suspension, Lender shall give Notice to the Borrower that such circumstances have been terminated, and all outstanding Advances shall convert to, and all subsequent Advances will be made as, Libor Rate Advances.

3.13                              Taxes

3.13(a)                                          Any and all payments by Borrower to or for the account of Lender hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or qualified to do business or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13)) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Lender, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

3.13(b)                                         Borrower also agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by Borrower under this Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).  Further, if Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under this Agreement to Lender, Borrower shall also pay to Lender, at the time interest is paid, such additional amount that Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Lender would have received if such Taxes or Other Taxes had not been imposed.

3.13(c)                                          Borrower agrees to indemnify Lender for (i) the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13 by Borrower) paid by Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto; (ii) any other amounts payable under Section 3.7(d), and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this Section 3.13 shall be made within 30 days after the date Lender makes a demand therefor.

3.14                              Continuing Authority of Authorized Representatives

Lender is authorized to rely upon the continuing authority of the Persons hereafter designated by Borrower (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including, but not limited to, the submission of requests for Advances, and certificates with regard thereto, instructions with regard to the Bridge Clearing Account and, to the extent permitted under this Agreement, the Collateral, and matters pertaining to the procedures and documentation for Advances. Such authorization may be changed only upon written Notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the Person giving such Notice and such Notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender. The Authorized Representatives as of the Closing Date are listed on Exhibit D. Lender shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of Borrower.

End of Article 3

4.                                      COLLATERAL

4.1                                     Grant of Security Interest

As security for the payment of its obligations under the Line of Credit Note and for the payment and performance of Borrower’s other Obligations (including all associated interest, fees, costs and expenses), Borrower hereby pledges, assigns and grants a security interest to the Lender in all of Borrower’s right, title and interest in and to the following described property, whether now existing or hereafter acquired (“Collateral”):

4.1(a)                                                All amounts advanced by Lender to or for the account of the Borrower under this Agreement to fund a Mortgage Loan, until that Mortgage Loan is closed and those funds disbursed;

4.1(b)                                               All Mortgage Loans, including all Mortgage Notes, Mortgages and Security Agreements and other documents and instruments evidencing or securing those Mortgage Loans, that are delivered or caused to be delivered to Lender (including delivery to a third party on behalf of Lender), or that otherwise come into the possession, custody or control of Lender in connection with this Agreement, or in respect of which an Advance has been made under this Agreement (collectively, “Pledged Loans”);

4.1(c)                                                All indebtedness from time to time owed to Borrower by the obligors (including borrowers and guarantors) of the Pledged Loans, the instruments evidencing such indebtedness, interest, and all cash and other property received, receivable or otherwise distributed in respect of or in exchange therefore and all contract rights pertaining thereto;

4.1(d)                                               All accounts, deposit accounts, escrows, reserves and other amounts assigned to, deposited with and/or collected by the Borrower or its Affiliates from time to time regarding the Properties and the Pledged Loans, including, without limitation, to the extent of Borrower’s interest therein, escrow deposits for real estate taxes and other municipal charges, insurance, and repair reserves;

4.1(e)                                                All escrow accounts, documents, instruments, files, servicing records, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral) and other information and data of Borrower relating to the Collateral;

4.1(f)                                                  All books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

4.1(g)                                               All cash of Borrower delivered to or otherwise in the possession of Lender, or Lender’s agent, bailee or custodian or designated on the books and records of Borrower as assigned and pledged to Lender, other than cash on deposit with Lender in a trust or escrow account, including all cash deposited in the Bridge Lender Only Account or Bridge Clearing Account; and

4.1(h)                                               All proceeds of any or all of the foregoing Collateral.  For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of insurance, condemnation proceeds, and proceeds of any indemnity or guaranty payable to Pledgor from time to time with respect to any of the Collateral.

4.2                                     Maintenance of Collateral Records

As long as the Commitment is outstanding, or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower must preserve and maintain, at its chief executive office and principal place of business or in a regional office approved by Lender, or in the office of a computer service bureau engaged by the Borrower and approved by Lender, and upon the Lender’s request, Borrower shall make available to Lender, the originals, or copies in any case where the originals have been delivered to Lender, of the Mortgage Notes, Mortgages and Security Agreements included in Pledged Loans, and all related Mortgage Loan documents and instruments, and all files, servicing records, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

4.3                                     Release of Security Interest in Pledged Loans

4.3(a)                                                Lender will release its security interest in the Pledged Loans and all of the Collateral related to the Pledged Loans only against payment to Lender of the Release Amount in connection with those Pledged Loans.

4.3(b)                                               If no Default or Event of Default exists, Borrower may redeem a Pledged Loan of Borrower and all of the Collateral related to such Pledged Loan, from Lender’s security interest by notifying Lender of its intention to redeem the such Pledged Loan from pledge and paying to Lender, for application as a prepayment on the principal balance of the Line of Credit Note, the Release Amount in connection with such Pledged Loan.

4.3(c)                                                After a Default or Event of Default occurs, Lender may, with no liability to Borrower or any Person, continue to release its security interest in any Pledged Loan and all of the Collateral related to the Pledged Loan against payment of the Release Amount for that Pledged Loan.

4.3(d)                                               The amount to be paid by Borrower to obtain the release of Lender’s security interest in a Pledged Loan and all of the Collateral related to such Pledged Loan (“Release Amount”) will be (1) in connection with the sale of such Pledged Loan by Lender while an Event of Default exists, the amount paid to Lender in a commercially reasonable disposition of that Pledged Loan, and (2) otherwise, until an

Event of Default occurs, the principal amount of the Advance outstanding against such Pledged Loan.

4.4                                     Collection and Servicing Rights

4.4(a)                                                As long as no Event of Default exists, except as otherwise provided in this Agreement, including without limitation Sections 3.2 and 3.3, Borrower may service and receive and collect directly all sums payable to Borrower in respect of the Collateral.

4.4(b)                                               After an Event of Default, Lender or its designee is entitled to service and receive and collect all sums payable to the Borrower in respect of its Collateral, and, in such case (1) Lender or its designee in its discretion may, in its own name, in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but Lender has no obligation to do so, (2) the Borrower must, if Lender requests it to do so, hold in trust for the benefit of Lender and immediately pay to Lender at its office designated by Notice, all amounts received by the Borrower upon or in respect of any of the Collateral, advising Lender as to the source of those funds and (3) all amounts so received and collected by Lender will be held by it as part of the Collateral.

4.5                                     Return of Collateral at End of Commitment

If (a) the Commitment has expired, and (b) no Advances, or associated interest, costs, fees or other amounts hereunder are outstanding and unpaid, Lender will release its security interest in the Collateral and will deliver all Collateral in its possession to the Borrower at Borrower’s expense. Borrower’s acknowledgement or receipt for any Collateral released or delivered to Borrower under any provision of this Agreement is a complete and full acquittance for the Collateral so returned, and Lender is discharged from any liability or responsibility for that Collateral. Nothing in this Section 4.5 shall limit Lender’s obligation to release its security interest in specific items of Collateral as provided elsewhere in this Agreement.

4.6                                     Delivery of Collateral Documents

4.6(a)                                                Lender may deliver documents relating to the Collateral to Borrower for correction or completion under a Trust Receipt.

4.6(b)                                               Upon payment of the Release Amount with respect to any Pledged Loan, Lender will deliver the Mortgage Notes evidencing such Pledged Loan, together with all related loan documents previously received by Lender to Borrower.

4.7                                     Borrower Remains Liable

Anything herein to the contrary notwithstanding, Borrower shall remain liable under each item of the Collateral granted by it to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms thereof and any other agreement giving rise thereto, and in accordance with and pursuant to the terms and provisions thereof. Whether or not the Lender has exercised any rights in any of the Collateral, the Lender shall have no obligation or liability under any of the Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating thereto, nor shall the Lender be obligated in any manner to perform any of the obligations of Borrower under or pursuant to any of the Collateral (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any of the Collateral (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.8                                     Further Assurance

Borrower authorizes Lender to file financing statements to perfect and continue Lender’s security interest in its Collateral. Borrower will execute and cooperate with Lender in obtaining from third parties control agreements in form satisfactory to Lender with respect to its Collateral consisting of investment property, deposit accounts, letter-of-credit rights, and electronic chattel paper (each within the meaning of the UCC).

4.9                               Authenticated Record.

This Agreement constitutes an authenticated record which authorizes the Lender to file such financing statements as the Lender determines as appropriate to perfect or protect the security interests created by this Agreement and any other Loan Document.

End of Article 4

5.                                      CONDITIONS PRECEDENT

5.1                                     Closing the Loan

The effectiveness of this Agreement is subject to the satisfaction, in the sole discretion of Lender, of the following conditions precedent:

5.1(a)                                                Lender must receive the following, all of which must be satisfactory in form and content to Lender, in its sole discretion:

(1)                                  The Line of Credit Note payable to Lender and this Agreement duly executed by the Borrower.

(2)                                  The Guaranty duly executed by the Guarantor.

(3)                                  The Environmental Indemnity duly executed by the Borrower and the Guarantor.

(4)                                  Borrower’s certificate of incorporation, together with all amendments, as certified by the Secretary of State of Maryland, Borrower’s By-Laws, together with all amendments, certified by the Secretary or other authorized representative of Borrower, and certificates of good standing dated within thirty (30) days of the date of this Agreement.

(5)                                  A resolution, consent or approval of the board of directors or other governing body of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, each Advance Request and all other agreements, instruments or documents to be delivered by Borrower under this Agreement.

(6)                                  A certificate as to the incumbency and authenticity of the signatures of the officers of Borrower executing this Agreement and the other Loan Documents, and of the Authorized Representatives (Lender being entitled to rely on that certificate until a new incumbency certificate has been furnished to Lender).

(7)                                  Guarantor’s certificate of incorporation, together with all amendments, as certified by the Secretary of State of Maryland, Borrower’s By-Laws, together with all amendments, certified by the Secretary or other authorized representative of Guarantor, and certificates of good standing dated within thirty (30) days of the date of this Agreement.

(8)                                  A resolution, consent or approval of the board of directors or other governing body of Guarantor authorizing the execution, delivery and performance of the Guaranty, the other Loan Documents to which it is a party and all other agreements, instruments or documents to be delivered by Guarantor under this Agreement.

(9)                                  A certificate as to the incumbency and authenticity of the signatures of the officers of Guarantor executing the Guaranty and the other Loan Documents to which it is a party.

(10)                            A certificate of a senior officer of the Borrower and the Guarantor (i) that, subject to exceptions acceptable to the Lender, all representations and warranties contained herein and in the other Loan Documents are true as of the Closing Date, (ii) that, subject to exceptions acceptable to the Lender, there has been no material adverse change in the Borrower’s or the Guarantor’s financial condition from the financial statements submitted to the Lender, and such financial statements fairly present in all material respects the financial condition of the Borrower and Guarantor, respectively, in accordance with GAAP as of the date thereof, (iii) that the Borrower is in compliance with the covenants set forth in this Agreement, (iv) that the Guarantor is in compliance with the covenants set forth in this Agreement that are applicable to the Guarantor and in the Guaranty, that, as of the Closing Date, there have occurred no Defaults under this Agreement or the other Loan Documents that have not been cured or waived, and (v) certifying as to the identity of the holders of the Equity Interests in the Borrower.

(11)                            Uniform Commercial Code, federal and state tax lien, bankruptcy and judgment searches of the appropriate public records for Borrower and Guarantor that do not disclose the existence of any prior Lien on the Collateral other than in favor of Lender or as permitted under this Agreement and that are otherwise satisfactory to Lender.

(12)                            Copies of Borrower’s errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by Borrower as of the date of this Agreement with the provisions of Section 7.9.

(13)                            Receipt by Lender of any fees due on the date of this Agreement.

(14)                            An opinion from counsel for Borrower and Guarantor in form and substance satisfactory to Lender concerning, among other matters (i) the legal existence, good standing and qualification to do business of Borrower and Guarantor, (ii) the power and authority of Borrower and Guarantor to enter into and perform the Loan Documents to which they respectively are a party, (iv) the authorization of the individuals executing and delivering Loan Documents on behalf of Borrower and Guarantor to do so, (v) the enforceability of Borrower’s and Guarantor’s respective obligations under the Loan Documents, (vi) the absence of any pending or threatened material litigation against Borrower or Guarantor, (vii) the validity and perfection of the Lender’s security interest in the Collateral, (viii) the non-contravention of Borrower’s and Guarantor’s obligations under the Loan Documents under Borrower’s and Guarantor’s charter documents or under any agreements or legal proceedings to which they are a party or by which they are bound, and (ix) such other matters as Lender reasonably shall request consistent with loan facilities similar to the loan facility established by this Agreement.

(15)                            If not previously opened and established, the execution of all required authorizing resolutions and other forms to establish the Bridge Lender Only Account and the Bridge Clearing Account at the Lender.

(16)                            Such financial statements and other information and projections as the Lender shall have reasonably requested, including without limitation, financial statements of the Borrower and the Guarantor for the period ending on March 31, 2011.

(17)                            A certificate of compliance from the Guarantor in the form required under the Guaranty setting forth reasonably detailed calculations and other related information and documentation demonstrating compliance with the financial covenants contained in Section 10 of the Guaranty for the period ending on March 31, 2011.

(18)                            Such other documents as Lender reasonably may require, including, without limitation, any other Loan Document, duly executed and delivered, and evidence satisfactory to Lender of the occurrence of any further conditions precedent to the closing of the credit facility established hereby.

5.1(b)                                               If, as of the date of this Agreement, Borrower has any Indebtedness for borrowed money to (i) Guarantor, or (ii) any Affiliate of Borrower or Guarantor, or (iii) any director, officer or shareholder of Borrower, Guarantor or such Affiliate, which Indebtedness has a term of more than one (1) year or is in excess of $25,000, the Person to whom Borrower is indebted must have executed a subordination of debt agreement, on a form prescribed by the Lender (each, a “Subordination of Debt Agreement”); and Lender must have received an executed copy of that Subordination of Debt Agreement, certified by the Secretary or other authorized representative of Borrower to be true and complete and in full force and effect as of the date of the Advance.

5.1(c)                                                Neither Borrower nor Guarantor shall have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, since the Audited Statement Date.

5.1(d)                                               Lender shall be satisfied that the Loan and all transactions contemplated hereby shall be in material compliance with, and Borrower shall have obtained all material and appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contractual obligation of Borrower and its Subsidiaries.

5.1(e)                                                Lender shall have filed such Uniform Commercial Code financing statements, in such jurisdictions, as Lender shall have determined to be appropriate in order to perfect the security interest in the Collateral granted by Borrower pursuant to this Agreement or any other Loan Document.

5.2                                     Each Advance

The effectiveness of this Agreement, including Lender’s and Lender’s obligation to make the initial and each subsequent Advance is subject to the satisfaction, in the sole discretion of Lender, as of the date of each Advance, of the following additional conditions precedent:

5.2(a)                                                Borrower must have delivered to Lender the Advance Request and Collateral Documents required by, and must have satisfied the requirements and procedures set forth in Article 2 and Exhibit B and Exhibit C. All items delivered to Lender must be satisfactory to Lender in form and content, and Lender may reject any item that does not satisfy the requirements of this Agreement.

5.2(b)                                               Borrower must have paid to Lender a non-refundable property review fee in the amount of Five Thousand Dollars ($5,000) for each Mortgage Loan for which an Advance is requested by Borrower under this Agreement (each such fee is referred to herein as a “Property Review Fee”).  If Lender makes such Advance, Borrower shall pay to Lender on or prior to the date of such Advance a non-refundable warehousing fee in an amount equal to the greater of (i) one quarter of one percent (0.25%) of the amount of such Advance, or (ii) Five Thousand Dollars ($5,000) (each such fee is referred to herein as a “Warehousing Fee”).  The Property Review Fee shall be credited against the Warehousing Fee to the extent such Warehousing Fee is paid to Lender.

5.2(c)                                                Lender must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of Lender in the Collateral under the applicable Uniform Commercial Code or other applicable law.

5.2(d)                                               The representations and warranties of Borrower contained in Article 6 and Article 9 and all of the representations and warranties of Guarantor contained in the Guaranty must be accurate and complete in all material respects as if made on and as of the date of each Advance, except for those representations and warranties made as of a certain date.

5.2(e)                                                Borrower must have performed all agreements to be performed by it under this Agreement, all proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to Lender.   Guarantor must have performed all agreements to be performed by it under the Guaranty and the other Loan Documents to which it is a party and all other documents incident thereto shall be reasonably satisfactory in substance and in form to Lender.  Lender shall have received all information and such counterpart originals or certified or other copies of such documents as Lender may reasonably request, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement.

5.2(f)                                                  There shall not have been any material adverse change in the financial condition, business, affairs of the Borrower or the Guarantor since the date of this Agreement which in Lender’s judgment may jeopardize in a material manner the ability of the Borrower or the Guarantor to perform fully their respective obligations under each applicable Loan Document.

5.2(g)                                               Lender shall have received and approved such other documents, and certificates as Lender reasonably may request, in form and substance reasonably satisfactory to Lender.

Delivery of an Advance Request by Borrower will be deemed a representation by Borrower that all conditions set forth in this Section have been satisfied as of the date of the Advance.

5.3                                     Force Majeure

Notwithstanding Borrower’s satisfaction of the conditions set forth in this Agreement, Lender shall have no obligation to make an Advance if Lender is prevented from obtaining the funds necessary to make an Advance or is otherwise unable to deliver such funds as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of Lender. Lender will make the requested Advance as soon as reasonably possible following the occurrence of such an event (provided that all applicable terms and conditions relating to such Advance continue to be satisfied).

End of Article 5

6.                                      GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance, that:

6.1                                     Place of Business

Borrower’s chief executive office and principal place of business is 333 Earle Ovington Boulevard, Suite 900, Uniondale, NY, 11553-3617.

6.2                                     Organization; Good Standing; Subsidiaries

Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the full legal power and authority to own its property and to carry on its business as currently conducted. Borrower is duly qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on Borrower’s business, operations, assets or financial condition as a whole. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its formation and in each jurisdiction in which Borrower transacts business. Except for bankruptcy remote single purpose entity Subsidiaries formed in connection with the financing of a particular transaction by Borrower or any of its Subsidiaries, Borrower has no Subsidiaries other than as set forth on Exhibit E, which sets forth with respect to each such Subsidiary, its name, address, jurisdiction of organization, each state in which it is qualified to do business, and the percentage ownership of its Equity Interests by Borrower. Each of Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the full legal power and authority to own its property and to carry on its business as currently conducted.

6.3                                     Authorization and Enforceability

Borrower has the power and authority to execute, deliver and perform this Agreement, the Line of Credit Note and other Loan Documents to which Borrower is party and to make the borrowings under this Agreement. The execution, delivery and performance by Borrower of this Agreement, the Line of Credit Note and the other Loan Documents to which Borrower is party and the making of the borrowings under this Agreement and the Line of Credit Note, have been duly and validly authorized by all necessary company action on the part of Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon Borrower, or of the articles of organization, bylaws or other organizational documents of Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of Borrower under any agreement, instrument or indenture to which Borrower is a party or by which Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Borrower (other than the Lien on the Collateral granted by Borrower under this Agreement). This Agreement, the Line of Credit Note and the other Loan Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and by general principles of equity.

6.4                                     Approvals

The execution and delivery of this Agreement, the Line of Credit Note and the other Loan Documents by Borrower, and the performance of Borrower’s obligations under this Agreement, the Line of Credit Note and the other Loan Documents by Borrower, and the validity and enforceability of this Agreement, the Line of Credit Note and the other Loan Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect.  Borrower has obtained all necessary licenses and permits required by Applicable Law so as to permit Borrower to conduct a mortgage banking activity and related activities in accordance therewith, and such licenses remain in full force and effect and have not otherwise lapsed or been suspended.

6.5                                     Financial Condition

The balance sheet of Borrower (and, if applicable, Borrower’s respective Subsidiaries, on a consolidated basis) as of each Statement Date, and the related statement of income for the fiscal period ended on each Statement Date, furnished to Lender, fairly present the financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries) as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. Borrower had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, those financial statements, and, at the present time, there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as previously disclosed to Lender in writing. Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Borrower (and, if applicable, Borrower’s Subsidiaries), nor is Borrower aware of any state of facts that (with or without notice or lapse of time or both) is reasonably likely to result in any such material adverse change.  All schedules and reports furnished by Borrower to Lender, including, without limitation, schedules of contingent liabilities and off balance sheet transactions, were materially true, accurate and complete, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

6.6                                     Litigation; Judgments

6.6(a)                                                Except as set forth on Exhibit F, there are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened or reasonably anticipated against or affecting any Control Person, Borrower or any Subsidiary of Borrower in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a material adverse change in such Person’s business, operations, assets or financial condition as a whole, or that would affect the validity or enforceability of this Agreement, the Line of Credit Note or any other Loan Document to which such Person is party.

6.6(b)                                               Except as set forth on Exhibit F, there is no money judgment, writ or warrant of attachment or similar process which is not fully covered by insurance (without any reservation of rights by the insurance carrier) which has been entered or filed against Borrower, any of its Borrower’s Subsidiaries, any Control Person, or any of their respective assets.

6.7                                     Compliance with Laws

Neither Borrower, nor any Subsidiary of Borrower is in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that is reasonably likely to result in a material adverse change in Borrower’s business, operations, assets or financial condition as a whole or that would affect the validity or enforceability of this Agreement, the Line of Credit Note or any other Loan Document.

6.8                                     Regulation U

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Line of Credit Note made under this Agreement will be used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

6.9                                     Investment Company Act

Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act.

6.10                              Payment of Taxes

Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local income, excise, property and other tax returns that are required to be filed with respect to the operations of Borrower and its Subsidiaries, all such returns are true and correct and Borrower and each of its Subsidiaries has paid or caused to be paid all taxes shown on those returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding taxes, if appropriate. The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 6.5 are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of the Borrower and its Subsidiaries accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrower and its Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person. No tax Liens have been filed and no material claims are being asserted against Borrower, any Subsidiary of Borrower or any property of Borrower or any of its Subsidiaries with respect to any taxes, fees or charges.

6.11                              Agreements

Neither Borrower, nor any Subsidiary of Borrower is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 6.5. Neither Borrower, nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default is reasonably likely to result in a material adverse change in Borrower’s business, operations, properties or financial condition as a whole. No holder of any indebtedness of Borrower or of any of its Subsidiaries has given notice of any asserted default under that indebtedness, and no liquidation or dissolution of Borrower or of any of its Subsidiaries and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or of any of its Subsidiaries or any of its or their properties is pending, or to the knowledge of Borrower, threatened.

6.12                              Title to Properties

Borrower and each of its Subsidiaries has good, valid, insurable (in the case of tangible property) and (in the case of real property) marketable title to all of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 6.5, except for those properties and assets that Borrower has disposed of since the date of those financial statements either in the ordinary course of business or because they were no longer used or useful in the conduct of Borrower’s or its Subsidiaries’ business. All of Borrower’s properties and assets are free and clear of all Liens except as disclosed in Borrower’s financial statements.

6.13                              ERISA

Each Plan of Borrower is in substantial compliance with all applicable requirements of ERISA and the Internal Revenue Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code setting forth those requirements, except where any failure to comply is not reasonably likely to result in a material loss to Borrower or any ERISA Affiliate. All of the minimum funding standards or other contribution obligations applicable to each Plan of Borrower have been satisfied. No Plan of Borrower is a defined-benefit pension plan subject to Title IV of ERISA, and there is no Multiemployer Plan.

6.14                              No Retiree Benefits

Except as required under Section 4980B of the Internal Revenue Code, Section 601 of ERISA or applicable state law, neither Borrower, or, if applicable, any of its Subsidiaries, is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

6.15                              Organizational Chart

The organizational chart attached hereto as Exhibit G accurately reflects the ownership interests and structure of Borrower and Guarantor.

6.16                              Fiscal Year

The fiscal year of Borrower, Guarantor and each of their Subsidiaries presently ends on December 31 of each year.  If Borrower or Guarantor shall change its fiscal year end, Borrower shall promptly furnish the Lender with written notice thereof.

6.17                              Identification Numbers

6.17(a)                                          Borrower’s taxpayer identification number is 20-2133699.

6.17(b)                                         Guarantor’s taxpayer identification number is 20-0057959.

6.17(c)                                          In the event the Borrower or Guarantor elects to change any of the foregoing numbers, Borrower shall provide the Lender with written Notice (x) of such intention, and (y) the replacement numbers upon the Borrower or Guarantor obtaining same.

6.18                              Foreign Asset Control Regulations.

Neither the making of the Advances nor the use of the proceeds of any thereof (or any other Loan)  will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor, to the Borrower’s knowledge, any Person owning a direct or indirect interest of ten percent (10%) or more in the Borrower (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act

or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person.”

End of Article 6

7.                                      AFFIRMATIVE COVENANTS

As long as the Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, Borrower shall, unless Lender consents in writing:

7.1                                     Payment of Obligations

Punctually pay or cause to be paid all of its Obligations payable under this Agreement and under the Line of Credit Note, in accordance with their terms.

7.2                                     Financial Statements

Deliver to Lender:

7.2(a)                                                As soon as available and in any event within ninety (90) days after the end of each Calendar Quarter, including the last Calendar Quarter of Borrower’s fiscal year, an interim statement of income of Borrower (and of Borrower’s Subsidiaries, on a consolidated basis) for that Calendar Quarter and the period from the beginning of the fiscal year to the end of that Calendar Quarter, and the related balance sheet (on a consolidated basis) as at the end of that Calendar Quarter, all in reasonable detail, subject, however, to year-end audit adjustments, and upon the Lender’s request, acting reasonably, together with such additional schedules, supporting materials, and reports with respect to such Calendar Quarter.

7.2(b)                                               Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit H.

7.2(c)                                                Copies of all regular or periodic financial and other reports that Borrower or Guarantor files with the Securities and Exchange Commission or any successor governmental agency or other entity.

7.3                                     Other Borrower Reports

Borrower shall deliver to Lender:

7.3(a)                                                As soon as available and in any event within fifteen (15) days after the end of each calendar month, a status report indicating which Pledged Loans (1) are current and in good standing, and (2) are past due or otherwise in material default, and the numbers of days such Pledged Loans are past due or otherwise in material default.

7.3(b)                                               As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter:

(1)                                  Operating statements, rent roll and occupancy statistics with respect to each Property and, to the extent the same has been provided to Borrower, other information reasonably requested by Lender with respect to each Property.

Borrower shall have thirty (30) days after Lender’s request to provide such other information requested by Lender.

(2)                                  Status report indicating the progress of each Property in achieving the Fannie Mae or FHA permanent loan program criteria that was not initially satisfied, and a description of any criteria that the Property initially satisfied, but no longer satisfies.

(3)                                  With respect to each Property, calculation of the Debt Service Coverage Ratio.

(4)                                  With respect to each Property, calculation of the Debt Yield.

(5)                                  Update on any other material developments with respect to each Property, the Pledged Loans and the Collateral.

7.3(c)                                                With reasonable promptness, all further information regarding the business, operations, properties or financial condition of Borrower, the Guarantor and the Collateral as Lender may reasonably request.

7.4                                     Maintenance of Existence; Conduct of Business

Preserve and maintain its existence as a corporation in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business; conduct its business in an orderly and efficient manner; and make no material change in the nature or character of its business or engage in any business in which it was not engaged as of the Closing Date.

7.5                                     Compliance with Applicable Laws

Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, a breach of which could reasonably be expected to result in a material adverse change in Borrower’s business, operations, assets, or financial condition as a whole or on the enforceability of this Agreement, the Line of Credit Note, any other Loan Document or any Collateral, except where contested in good faith and by appropriate proceedings.

7.6                                     Inspection of Properties and Books; Operational Reviews

7.6(a)                                                Permit Lender (and its authorized representatives) to discuss the business, operations, assets and financial condition of Borrower and its Subsidiaries with Borrower’s officers, agents and employees, and to examine and make copies or extracts of Borrower’s and its Subsidiaries’ books of account, all at such reasonable times and at Borrower’s cost and expense and, as long as no Default or Event of Default has occurred and is continuing, (x) on such reasonable Notice, as Lender may request, and (y) Lender may only exercise the foregoing rights once during each one (1) consecutive twelve (12) month period.

7.6(b)                                               Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly, at Borrower’s cost and expense, all questions that the officers of Lender or any authorized representatives of Lender may address to them in reference to the financial condition or affairs of Borrower and its Subsidiaries. As long as no Default or Event of Default has occurred and is continuing with respect to Borrower, (x) the Lender shall provide Borrower with advance notice of any such inquiry to Borrower’s accountants, and (y) Lender may only exercise the foregoing rights once during each one (1) consecutive twelve (12) month period.

7.6(c)                                                Borrower may have its representatives in attendance at any meetings held between the officers or other representatives of Lender and Borrower’s accountants under this authorization.

7.6(d)                                               Permit Lender (and its authorized representatives) access to Borrower’s premises and records for the purpose of conducting a review of Borrower’s general mortgage business methods, policies and procedures, auditing its loan files, and reviewing the financial and operational aspects of Borrower’s business.

7.7                                     Notice

Give prompt Notice to Lender of (a) any action, suit or proceeding instituted by or against Borrower or any of its Subsidiaries in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has at issue in excess of $500,000 (or, in the case of a personal injury claim fully covered by insurance, $1,000,000), or any such proceedings threatened against Borrower or any of its Subsidiaries in a writing containing the details of that action, suit or proceeding; (b) the filing, recording or assessment of any federal, state or local tax Lien against Borrower, or any of its assets or any of its Subsidiaries; (c) an Event of Default; (d) a Default that continues for more than 5 days; (e) any Prohibited Transaction with respect to any Plan of Borrower, specifying the nature of the Prohibited Transaction and what action Borrower proposes to take with respect to it; and (f) any other action, event or condition of any nature that may lead to or result in a material adverse change in the business, operations, assets or financial condition of Borrower or any of its Subsidiaries.

7.8                                     Payment of Indebtedness, Taxes and Other Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all taxes, assessments and governmental charges or levies imposed upon Borrower or its Subsidiaries or upon their respective income, receipts or properties before those taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might become a Lien or charge upon any of their respective properties or assets.  Borrower and its Subsidiaries are not required to pay, however, any taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which Borrower or its Subsidiaries have obtained an adequate bond or adequate insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

7.9                                     Insurance

Maintain blanket bond coverage and errors and omissions insurance or mortgage impairment insurance, with such companies and in such amounts as reasonably required by Lender, and liability insurance and fire and other hazard insurance on its tangible properties, in each case with responsible insurance companies acceptable to Lender, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity.

7.10                        Closing Instructions

Indemnify and hold harmless Lender from and against any loss, including reasonable attorneys’ fees and costs, attributable to the failure of any title insurance company, agent or attorney to comply with the Borrower’s disbursement or instruction letter relating to any Mortgage Loan. Lender has the right to pre-approve, such approval not to be unreasonably withheld or delayed, Borrower’s choice of title insurance company, agent or attorney and Borrower’s disbursement or instruction letter to them in any case in which Borrower intends to obtain an Advance against the Mortgage Loan to be created at settlement or to pledge that Mortgage Loan as Collateral under this Agreement.

7.11                              Subordination of Certain Indebtedness

Cause any Indebtedness of Borrower for borrowed money to (i) Guarantor, or (ii) any Affiliate of Borrower or Guarantor, or (iii) any director, officer or shareholder of Borrower, Guarantor or such Affiliate, which Indebtedness has a term of more than one (1) year or is in excess of $25,000, to be subordinated to the Obligations of Borrower by the execution and delivery to Lender of a Subordination of Debt Agreement, on the form prescribed by Lender, certified by the corporate secretary or other authorized representative of Borrower to be true and complete and in full force and effect.

7.12                              Payment of Indebtedness and Performance of Other Loan Obligations

Pay, perform and discharge, or cause to be paid, performed and discharged, all of the obligations and Indebtedness of Borrower and its Subsidiaries, and perform all material obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which Borrower is bound or to which any of its property is subject, and promptly notify Lender in writing of a declared default under or the termination, cancellation, reduction or nonrenewal of any of its other lines of credit or agreements with any other Lender.

7.13                              ERISA

Maintain (and, if applicable, cause each ERISA Affiliate to maintain) each Plan of Borrower in compliance with all material applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Internal Revenue Code, and not (and, if applicable, not permit any ERISA Affiliate to), (a) engage in any transaction in connection with which Borrower or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code, in either case in an amount exceeding $25,000 or (b) fail to make full payment when due of all amounts that, under the provisions of any Plan of Borrower, Borrower or any ERISA Affiliate is required to pay as contributions to that Plan, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, with respect to any Plan of Borrower in an aggregate amount exceeding $25,000.

7.14                              Use of Proceeds of Advances

Use the proceeds of each Advance solely for the purposes set forth in Section 1 hereof.

7.15                              Minimum Deposits

The Borrower shall at all times maintain aggregate deposits of the Borrower, the Guarantor, their respective Subsidiaries and/or their Affiliates of at least $50,000,000 with Lender (the “Minimum Deposit Requirement”).  Any sums deposited with Lender that are required to comply with any minimum deposit requirement under the CONA Warehouse Agreement or any other agreement between the Borrower, the Guarantor, their respective Subsidiaries and/or their Affiliates and Lender shall not count towards satisfying the Minimum Deposit Requirement.

7.16                        Ownership and Control of Borrower

Guarantor shall at all times directly or indirectly own 100% of the Equity Interests of, and shall control, Borrower.  Arbor Commercial Mortgage, LLC, a New York limited liability company (“ACM”) shall at all times be the sole manager of the Borrower and Guarantor.  Ivan Kaufman, members of his immediate family and/or trusts for the benefit of, or controlled by, any of them shall at all times directly or indirectly own not less than 66.67% of the Equity Interests of ACM and Ivan Kaufman shall control ACM.

End of Article 7

8.                                      NEGATIVE COVENANTS

As long as the Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower shall not, nor shall it permit its Subsidiaries to, without the prior written consent of Lender:

8.1                                     Restrictions on Liens, Etc.

Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any Pledged Loan or upon the income or profits therefrom; or (b) transfer any Pledged Loan without paying the related Advance in full.

8.2                                     Restrictions on Fundamental Changes

8.2(a)                                                Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person.

8.2(b)                                               Amend or otherwise modify Borrower’s articles of organization, by-laws or other organizational documents.

8.2(c)                                                Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

8.2(d)                                               Engage in any material line of business substantially different from those lines of businesses carried on by it as of the date of this Agreement or make any other material change in the nature or scope of the business in which Borrower engages as of the date of this Agreement.

8.2(e)                                                Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of Borrower’s business or assets, whether now owned or acquired after the Closing Date, other than, in the ordinary course of business and to the extent not otherwise prohibited by this Agreement.

8.2(f)                                                  Acquire by purchase or in any other transaction all or substantially all of the business or property of, or all or substantially all of the stock or other ownership interests of, any Person, except in connection with the collection or restructuring of any loan made or Equity Interest acquired by Borrower in the ordinary course of its business.

8.3                                     Subsidiaries

8.3(a)                                                Form or acquire, or permit any Subsidiary of Borrower to form or acquire, any Person that would thereby become a Subsidiary (other than bankruptcy remote single purpose entity Subsidiaries formed in connection with the financing of a particular transaction by Borrower or any of its Subsidiaries) without providing at least thirty (30) days’ prior Notice to Lender.

8.3(b)                                               Permit any Subsidiary of Borrower to do or take any of the actions referred to in Section 8.22.

8.4                                     Deferral of Subordinated Debt

Pay any Subordinated Debt of Borrower in advance of its stated maturity or, after a Default or Event of Default under this Agreement has occurred with respect to Borrower, make any payment of any kind on any Subordinated Debt of Borrower until all of the Obligations of Borrower have been paid and performed in full and any applicable preference period has expired.

8.5                                     Accounting Changes

Make, or permit any Subsidiary of Borrower to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary of Borrower. If any changes in GAAP would result in any material deviation in the method of calculating and results of testing Borrower’s compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by Lender after full disclosure by Borrower.

8.6                                     Debt Yield

Permit the Debt Yield of each Property at any time to be less than nine and one-half percent (9.5%), tested quarterly as of the last day of each Calendar Quarter.  If a Property fails to satisfy such minimum Debt Yield, Borrower shall pay the Advance outstanding against the related Pledged Loan in accordance with Section 3.3(d)(6).

8.7                                     Debt Service Coverage Ratio

Permit the Debt Service Coverage Ratio of each Property at any time to be less than 1.00 to 1.00, tested quarterly as of the last day of each Calendar Quarter.  If a Property fails to satisfy such minimum Debt Service Coverage Ratio, Borrower shall pay the Advance outstanding against the related Pledged Loan to the extent required in Section 3.3(d)(5).

8.8                                     Distributions

Make any Distributions if a Default or Event of Default exists or would occur as a result of such Distribution, except to the extent required to maintain Guarantor’s status as a real estate investment trust.

8.9                                     Transactions with Affiliates

Directly or indirectly merge or consolidate with or purchase or acquire substantially all assets from Affiliates, except for the merger of any Subsidiary into the Borrower or any other Subsidiary.

End of Article 8

9.                                      SPECIAL REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING COLLATERAL

9.1                                     Special Representations and Warranties Concerning Collateral

The Borrower represents and warrants to Lender, as of the date of this Agreement and as of the date of each Advance Request and the making of each Advance to Borrower, that:

9.1(a)                                                The Borrower has not selected the Collateral in a manner so as to affect adversely Lender’s interests.

9.1(b)                                               The Borrower is the legal and equitable owner and holder, free and clear of all Liens (other than Liens granted under this Agreement), of the Pledged Loans. All Pledged Loans have been duly authorized and validly issued to Borrower, and all of the Collateral complies with all of the requirements of this Agreement, and have been and will continue to be validly pledged or assigned to Lender, subject to no other Liens.

9.1(c)                                                The Borrower has, and will continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

9.1(d)                                               Each Pledged Loan and each related document included in the Pledged Loans (i) has been duly executed and delivered by the parties to that Pledged Loan and that related document, (ii) has been made in compliance with all applicable laws, rules and regulations (including all laws, rules and regulations relating to usury), (iii) is and will continue to be a legal, valid and binding obligation, enforceable in accordance with its terms, without setoff, counterclaim or defense in favor of the mortgagor under the Pledged Loan or any other obligor on the related Mortgage Note, (iv) has not been modified, amended or any requirements of which waived, except in a writing that is part of the Collateral Documents, and (v) complies and will continue to comply with the terms of this Agreement and otherwise, with the standard practice in the secondary market for similar Mortgage Loans.

9.1(e)                                                Each Pledged Loan is secured by a Mortgage on real property and improvements located in one of the states of the United States or the District of Columbia.

9.1(f)                                                  Each Pledged Loan of Borrower has been closed within three (3) months prior to the Advance Request for such Pledged Loan or will be closed and funded with the Advance made against it.

9.1(g)                                               Each Pledged Loan of Borrower has been fully advanced in the face amount of its Mortgage Note, except for any reserves required by the Collateral Documents.

9.1(h)                                               Each Pledged Loan of Borrower is a First Mortgage Loan on the real property and improvements described in or covered by that Mortgage.

9.1(i)                                                   Each First Mortgage Loan of Borrower has or will have a title insurance policy, in ALTA form or equivalent, from a recognized title insurance company, insuring the priority of the Lien of the Mortgage.

9.1(j)                                                   Each Pledged Loan has been evaluated or appraised in accordance with Title Xl of FIRREA and in accordance with USPAP.

9.1(k)                                                The Mortgage Note for each Pledged Loan is (i) payable to the order of Borrower, (ii) an “instrument” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions, and (iii) denominated and payable in United States dollars.

9.1(l)                                                   No default exists under any Pledged Loan.

9.1(m)                                             No party to a Pledged Loan of Borrower or any related document is in violation of any applicable law, rule or regulation that would impair the collectability of such Mortgage Loan, the enforceability of any insurance policy or claim or the performance by the mortgagor or any other obligor of its obligations under the Mortgage Note or any related document.

9.1(n)                                               All fire and casualty policies covering the real property and improvements encumbered by each Mortgage included in the Pledged Loans (i) name and will continue to name Borrower and its successors and assigns as the insured under a standard mortgagee clause, (ii) are and will continue to be in full force and effect and (iii) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time generally available.

9.1(o)                                               Pledged Loans secured by real property and improvements located in a special flood hazard area designated as such by the Director of the Federal Emergency Management Agency are and will continue to be covered by special flood insurance under the National Flood Insurance Program.

9.1(p)                                               None of the Pledged Loans of Borrower is a graduated payment Mortgage Loan or has a shared appreciation or other contingent interest feature, and each Pledged Loan provides for periodic payments of all accrued interest on the Mortgage Loan on at least a monthly basis.

9.1(q)                                               Neither Borrower nor any of Borrower’s Affiliates has any ownership interest, right to acquire any ownership interest or equivalent economic interest in any Property securing a Pledged Loan of Borrower or the mortgagor under the Pledged Loan or any other obligor on the Mortgage Note for such Pledged Loan.

9.1(r)                                                  The original assignments of Mortgage delivered to Lender for each Pledged Loan of Borrower are in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents.

9.1(s)                                                None of the mortgagors, guarantors or other obligors of any Pledged Loan of Borrower is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2                                     Special Affirmative Covenants Concerning Collateral

As long as the Commitment is outstanding or there remain any Obligations to be paid or performed under this Agreement or under any other Loan Document, the Borrower must:

9.2(a)                                                Warrant and defend the right, title and interest of Lender in and to the Collateral of Borrower against the claims and demands of all Persons.

9.2(b)                                               Execute and deliver to Lender with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by Lender, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Lender under this Agreement.

9.2(c)                                                Compare the names of every mortgagor, guarantor and other obligor of every Mortgage Loan of Borrower, together with appropriate identifying information concerning those Persons obtained by Borrower, against every Restriction List, and make certain that none of the mortgagors, guarantors or other obligors of any Mortgage Loan of Borrower is a Person named in any Restriction List and to whom the provision of financial services is prohibited or otherwise restricted by applicable law.

9.2(d)                                               All accounts, deposit accounts, escrows, reserves and other amounts assigned to, deposited with and/or collected by the Borrower or its Affiliates from time to time regarding the Properties and the Pledged Loans shall be held at the Lender.

9.3                                     Special Negative Covenants Concerning Collateral

As long as the Commitment is outstanding or there remain any Obligations to be paid or performed, the Borrower shall not, either directly or indirectly, without the prior written consent of Lender:

9.3(a)                                                Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Loans.

9.3(b)                                               Sell, transfer or assign, or grant any option with respect to, or pledge (except under this Agreement) any of the Collateral or any interest in any of the Collateral.

9.3(c)                                                Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

End of Article 9

10.                               DEFAULTS; REMEDIES

10.1                              Events of Default

The occurrence of any of the following is an event of default (“Event of Default”):

10.1(a)                                          The Borrower fails to pay

(1)                                  the interest of the Loan or any fees required to be paid hereunder or under any other Loan Document within ten (10) days when the same shall become due and payable; or

(2)                                  the principal of the Loan or any other Obligation not described in clause (1) above, when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise.

10.1(b)                                         Borrower, Guarantor or any of their Subsidiaries fails to pay, or defaults in the payment of any principal or interest on, any other Indebtedness or any contingent obligation within any applicable grace period; breaches or defaults with respect to any other material term of any other Indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that Indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, Indebtedness of Borrower, Guarantor or their Subsidiaries in the aggregate amount of $2,000,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

10.1(c)                                          Borrower fails to perform or comply with any term or condition applicable to it contained in Sections 7.4, 7.8, 7.13, 7.14, 7.15, 7.16 or in any Section of Article 8 or Article 9.

10.1(d)                                         Any representation or warranty made or deemed made by Borrower, or on its behalf, by Borrower, Guarantor or any other Person in any other Loan Document or in any written statement or certificate at any time given by Borrower or Guarantor is inaccurate or incomplete in any material respect on the date as of which it is made or deemed made.

10.1(e)                                          Borrower defaults in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than those referred to in this Section 10.1 and such default has not been remedied or waived within thirty (30) days after the earliest of (1) receipt by Borrower of Notice from Lender of that default, (2) receipt by Lender of Notice from Borrower of that default or (3) the date Borrower should have notified Lender of that default under Section 7.7(c) or 7.7(d).

10.1(f)                                            There shall occur an event of default under any other agreement, understanding or credit accommodation between or among Lender, on one hand, and one or more of either Borrower, Guarantor or any Subsidiary of Borrower or Guarantor, on the other hand.

10.1(g)                                         A case (whether voluntary or involuntary) is filed by or against Borrower, Guarantor or any Subsidiary of Borrower or Guarantor under any applicable bankruptcy, insolvency or other similar federal or state law and in the case of an involuntary case, such case remains undismissed or unstayed for a period of sixty (60) days or more; or a court of competent jurisdiction appoints a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, Guarantor or any Subsidiary of Borrower or Guarantor, or over all or a substantial part of their respective properties or assets and such appointment remains undischarged for a period of sixty (60) days or more; or Borrower, Guarantor or any Subsidiary of Borrower or Guarantor (1) consents to the appointment of or possession by a receiver (interim or permanent), liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, Guarantor or any Subsidiary of Borrower or Guarantor, or over all or a substantial part of their respective properties or assets, (2) makes an assignment for the benefit of creditors, or (3) fails, or admits in writing its inability, to pay its debts as those debts become due.

10.1(h)                                         Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $2,000,000 and not fully covered by insurance (without any reservation of rights by the insurance carrier) is entered or filed against Borrower, Guarantor any of their Subsidiaries, any Control Person, or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or five (5) days before the date of any proposed sale under that money judgment, writ or warrant of attachment or similar process.

10.1(i)                                             Any order, judgment or decree decreeing the dissolution of Borrower or Guarantor is entered and remains undischarged or unstayed for a period of twenty (20) days.

10.1(j)                                             Borrower or Guarantor purports to disavow its obligations under the Loan Documents or contests the validity or enforceability of any Loan Document.

10.1(k)                                          Lender’s security interest on any material portion of the Collateral of Borrower becomes unenforceable or otherwise impaired.

10.1(l)                                             Any Lien for any taxes, assessments or other governmental charges (i) is filed against Borrower or any of its property, or is otherwise enforced against Borrower or any of its property, or (ii) obtains priority that is equal to or greater than the priority of Lender’s security interest in any of the Collateral of Borrower, and, in any case, has not been released, bonded-over or subordinated within five (5) Business Days.

10.1(m)                                       Guarantor terminates its existence or suspends or discontinues its business, or any event described in Section 8.2 occurs with respect to Guarantor.

10.1(n)                                         Guarantor fails to perform or comply with any term or condition applicable to it contained in Section 10 of the Guaranty; or Guarantor defaults in the performance of or compliance with any other term contained in the Guaranty or any other Loan

Document to which Guarantor is a party and such default has not been remedied or waived within thirty (30) days after the occurrence of such default.

10.2                              Remedies

10.2(a)                                          If an Event of Default described in Section 10.1(g) occurs with respect to Borrower, the Commitment will automatically terminate as to the Borrower, and the unpaid principal amount of and accrued interest on Borrower’s Line of Credit Note and all other Obligations of Borrower will automatically become due and payable, without presentment, demand or other Notice or requirements of any kind, all of which Borrower expressly waives.

10.2(b)                                         If any other Event of Default occurs, Lender, by Notice to the Borrower, may terminate all or any portion of the Commitment and declare the Obligations to be immediately due and payable.

10.2(c)                                          If any Event of Default occurs, Lender, may, also take any of the following actions:

(1)                                  Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents.

(2)                                  Notify all obligors under any of the Collateral that the Collateral has been assigned to Lender (or to another Person designated by Lender) and that all payments on that Collateral are to be made directly to Lender (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor owes on any of the Collateral on terms acceptable to Lender; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(3)                                  Prepare and submit for filing Uniform Commercial Code amendment statements evidencing the assignment to Lender or its designee of any Uniform Commercial Code financing statement filed in connection with any item of Collateral.

(4)                                  Act, or contract with a third party to act, at Borrower’s expense, as servicer or subservicer of Collateral of Borrower requiring servicing, and perform all obligations required under any Collateral of Borrower, including Servicing Contracts.

(5)                                  Require Borrower to assemble and make available to Lender the Collateral and all related books and records at a place designated by Lender.

(6)                                  Enter onto property where any Collateral or related books and records are located and take possession of those items with or without judicial process; and

obtain access to Borrower’s data processing equipment, computer hardware and software relating to the Collateral and use all of the foregoing and the information contained in the foregoing in any manner Lender deems necessary for the purpose of effectuating its rights under this Agreement and any other Loan Document.

(7)                                  Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent Lender deems appropriate.

(8)                                  Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of Massachusetts or other applicable law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as Lender may determine.  Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable law, Lender will give Borrower not less than ten (10) days’ notice of any public sale or of the date after which any private sale may be held.  Borrower agrees that ten (10) days’ notice is reasonable notice. Lender may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, such Collateral sold on those terms may be retained by Lender until the purchaser pays the selling price or takes possession of such Collateral. Lender has no liability to Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, Lender may sell the Collateral again upon notice complying with this Section.

(9)                                  Instead of or in conjunction with exercising the power of sale authorized by Section 10.2(c)(8), Lender may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose Lender’s Lien on and sell all or any portion of such Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(10)                            Proceed against Borrower on the Line of Credit Note.

(11)                            Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations of Borrower under Section 10.3.

10.2(d)                                         Lender will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition. Borrower waives (to the extent permitted by law) any claims they may have against Lender arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that Lender might have obtained at a public sale, or was less than the aggregate amount of the outstanding Advances, accrued and unpaid interest on those Advances, and unpaid fees, even if Lender accepts the first offer received and does not offer the Collateral to more than one offeree. Borrower agrees that any sale of Collateral by Lender, or any other disposition of Collateral arranged by Lender, whether before or after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

10.2(e)                                          Borrower acknowledges that Mortgage Loans are collateral of a type that is the subject of widely distributed standard price quotations. Borrower agrees that Lender may purchase Pledged Loans at a private sale of such Collateral.

10.2(f)                                            Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (3) pursue any other remedy within its power. Lender is not required to take any action to preserve any rights of Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrower’s rights against other prior parties.

10.2(g)                                         Lender may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by Lender until repaid by Borrower, are deemed to be principal outstanding under this Agreement and the Line of Credit Note.

10.2(h)                                         No failure or delay on the part of Lender to exercise any right, power or remedy provided in this Agreement or under any other Loan Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by Lender of any right, power or remedy provided under this Agreement or any other Loan Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by Lender, or Lender’s exercise of any other right, power or remedy. Without limiting the foregoing, Borrower waive all defenses based on the statute of limitations to the extent permitted by law. The remedies provided in this Agreement and the other Loan Documents are cumulative and are not exclusive of any remedies provided at law or in equity.

10.2(i)                                             Borrower grants Lender a license or other right to use, without charge, Borrower’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any of the Collateral and Borrower’s rights under all licenses and all other agreements related to the foregoing inure to Lender’s benefit until the Obligations are paid in full.

10.3                              Application of Proceeds

Lender may apply the proceeds of any sale, disposition or other enforcement of Lender’s Lien on all or any portion of the Collateral to the payment of the Obligations in the order Lender determines in its sole discretion. From and after the indefeasible payment to Lender of all of the Obligations, any remaining proceeds of the Collateral will be paid to Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct. If the proceeds of any sale, disposition or other enforcement of the Collateral are insufficient to cover the costs and expenses of that sale, disposition or other enforcement and payment in full of all Obligations, Borrower is liable for the deficiency.

10.4                              Lender Appointed Attorney-in-Fact

Borrower appoints Lender its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Line of Credit Note and the other Loan Documents and taking any action and executing any instruments that Lender deems necessary or advisable to accomplish that purpose. Borrower’s appointment of Lender as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Lender may give notice of its Lien on the Collateral of Borrower to any Person, either in Borrower’s name or in its own name, endorse all Pledged Loans or Pledged Securities payable to the order of Borrower, change or cause to be changed the book-entry registration or name of subscriber on any Pledged Security, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral of Borrower or receive, endorse and collect all checks made payable to the order of Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Loans or Pledged Securities of Borrower and give full discharge for those transactions. Except as set forth in the preceding sentence, Lender agrees not to exercise the foregoing power of attorney except after the occurrence and during the continuance of an Event of Default.

10.5                              Right of Set-Off

Borrower hereby grants to Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations of Borrower to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of Borrower, now or hereafter in the possession, custody safekeeping or control of Lender or any entity under the control of Lender (and with respect to the Lender, all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control Lender or any other entity under control of Lender) and its successors and assigns or in transit to any of them, except for any accounts being held by Borrower in trust or in escrow solely for the benefit of one or more third parties that are not Affiliates of Borrower and in which Borrower has no ownership or beneficial interest.  At any time upon or after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Lender may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other Collateral of Borrower securing the Loan.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OF BORROWER WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

End of Article 10

11.                               MISCELLANEOUS

11.1                              Notices

Except where telephonic, facsimile or electronic mail notice is expressly authorized by this Agreement, all communications required or permitted to be given or made under this Agreement (“Notices”) must be in writing and must be sent by manual delivery, facsimile, overnight courier or United States mail (postage prepaid), addressed as follows (or at such other address as may be designated by it in a Notice to the other):

If to Borrower:		Arbor Realty SR, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, NY 11553-3617
Attention: John Natalone, Treasurer
Facsimile: (516) 832-6409

With a copy to:		Arbor Realty SR, Inc.
333 Earle Ovington Boulevard, Suite 900
Uniondale, NY 11553-3617
Attention: John J. Bishar, Esq., General Counsel

If to Lender:		Capital One, National Association
Ten Post Office Square
11th Floor
Boston, MA 02109
	Attention:	Peter D. Leahy, Senior Vice President
Lein H. Tung, Senior Vice President
Facsimile: (617) 788-2190

With a copy to:		Rackemann, Sawyer & Brewster
160 Federal Street
Boston, MA 02110
Attention: Francesco A. De Vito, Esq.
Facsimile: (617) 542-7437

All periods of Notice will be measured from the date of delivery if delivered manually or by facsimile, from the first Business Day after the date of sending if sent by overnight courier or from four (4) days after the date of mailing if sent by United States mail, except that Notices to Lender under Article 2 shall be deemed to have been given only when actually received by Lender. Borrower authorize Lender to accept Borrower’s Advance Requests, shipping requests, wire transfer instructions and security delivery instructions transmitted to Lender by facsimile or electronic mail (portable document format) and those documents, when transmitted to Lender by facsimile have the same force and effect as the originals.

11.2                              Reimbursement Of Expenses; Indemnity

11.2(a)                                          Whether or not the transactions contemplated hereby shall be consummated, Borrower agree to pay promptly: (i) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto; (ii) the reasonable fees, expenses, and disbursements of counsel to Lender in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by Borrower; (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by Lender in connection with the establishment of the facility, and the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby; (iv) all costs and expenses incurred by Lender in connection with an Advance Request, the supporting documentation and proposed Collateral relating to an Advance Request and in monitoring the Collateral, including, without limitation, all fees and expenses associated with site inspections made by Lender and other costs relating to any appraisals or examinations conducted in connection with the Loan or any Collateral; and (v) all reasonable out-of-pocket expenses (including reasonable attorney’s fees and costs, which attorneys may be employees of Lender and the fees and costs of appraisers, brokers, investment bankers or other experts retained by Lender) incurred by such Persons in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower, or any other Person, or the administration thereof, (y) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings, and (z) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Lender’s relationship with Borrower, except to the extent arising out of such Person’s bad faith, gross negligence, willful misconduct or material breach of this Agreement or any other Loan Document, as finally determined by a court of competent jurisdiction. The covenants of this Section shall survive payment or satisfaction of payment of amounts owing with respect to the Line of Credit Note. The amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including the Default Rate) and be an Obligation secured by any Collateral.

11.2(b)                                         Borrower shall indemnify and hold harmless Lender and Lender’s Affiliates, officers, directors, employees or agents or any subsequent holder of the Line of Credit Note, and all those claiming by, through or under Lender (each an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby (“Damages”) including, without limitation (i) any actual or proposed use by Borrower or any of its Subsidiaries of the proceeds of the Loan, (ii) Borrower or any of their Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (iii) with respect to Borrower and its Subsidiaries and their respective properties and assets, the violation of any applicable law, in each case including, without limitation, the reasonable fees and disbursements of external counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted in bad faith, with willful misconduct, gross negligence, or material breach of this Agreement or any other Loan Document, as finally determined by a court of competent jurisdiction.  In litigation, or the preparation therefor, Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this Section 11.2(b) are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 11.2(b) shall survive the repayment of the Loan and the termination of the obligations of Lender hereunder.

11.3                              Financial Information

All financial statements and reports furnished to Lender under this Agreement must be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the financial statements as at the end of and for Borrower’s most recent fiscal year (except to the extent otherwise required to conform to good accounting practice).

11.4                              Terms Binding Upon Successors; Survival of Representations

The terms and provisions of this Agreement are binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns. All of Borrower’s representations, warranties, covenants and agreements survive the making of any Advance, and except where a longer period is set forth in this Agreement, remain effective for as long as the Commitment is outstanding or there remain any Obligations to be paid or performed.

11.5                              Governing Law

This Agreement and the other Loan Documents are governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of laws.

11.6                              Confidentiality

Lender shall use reasonable efforts to assure that information about Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between Lender and Borrower and not divulged to any Person other than the Lender, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of Lender hereunder and under the other Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants (provided such assignees, participants and prospecting assignees and participants agree to be bound by this Section 11.6) and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over Lender or by any applicable law, rule, regulation or judicial process, the opinion of Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto.

11.7                              Assignment

11.7(a)                                          Borrower shall have no right to assign this Agreement.  Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing.  In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of but not in discharge of, the liability evidenced by the Line of Credit Note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.  Borrower may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, subject to Section 11.6 hereof.  Borrower shall not be responsible for any costs or expenses of Lender or of any Assignee in connection with any such assignment hereunder, and Lender or Assignee shall reimburse Borrower for the reasonable costs and expenses incurred by Borrower in connection with any such assignment, including its reasonable attorneys’ fees and expenses.

11.7(b)                                         Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents (including, without limitation, any portion of the Line of Credit Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.  Section 341.  No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

11.8                              Participations

Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the Loans held by Lender hereunder.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder.  Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, subject to Section 11.6 hereof.

11.9                              Relationship of the Parties

This Agreement provides for the making of Advances by Lender (in their capacities as Lender) to Borrower (in their respective capacities as Borrower), for the payment of interest on those Advances and for the payment of certain fees by Borrower to Lender. The relationship between Lender and Borrower is limited to that of creditor and secured party on the part of Lender and of debtor on the part of Borrower. The provisions of this Agreement and the other Loan Documents for compliance with financial covenants and the delivery of financial statements and other operating reports are intended solely for the benefit of Lender and for Lender to protect its interest as a creditor and secured party. Nothing in this Agreement creates or may be construed as permitting or obligating Lender to act as a financial or business advisor or consultant to either Borrower, as permitting or obligating Lender to control either Borrower or to conduct either Borrower’s operations, as creating any fiduciary obligation on the part of Lender to either Borrower, or as creating any joint venture, agency, partnership or other relationship between Lender and either Borrower other than as explicitly and specifically stated in the Loan Documents. Borrower acknowledge that they have had the opportunity to obtain the advice of experienced counsel of their own choice in connection with the negotiation and execution of the Loan Documents and to obtain the advice of that counsel with respect to all matters contained in the Loan Documents, including the waivers of jury trial and of punitive, consequential, special or indirect damages contained in Sections 12.18 and 12.19, respectively. Borrower further acknowledge that they are experienced with respect to financial and credit matters and has made their own independent decisions to apply to Lender for credit and to execute and deliver this Agreement.

11.10                       Amendments

Except as otherwise provided in this Agreement, this Agreement may not be amended, modified or supplemented unless the amendment, modification or supplement is set forth in a writing signed by both Borrower and Lender.

11.11                       Severability

If any provision of this Agreement is declared to be illegal or unenforceable in any respect, that provision is null and void and of no force and effect to the extent of the illegality or unenforceability, and does not affect the validity or enforceability of any other provision of the Agreement.

11.12                       Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together constitute but one and the same instrument.

11.13                       Headings/Captions

The captions or headings in this Agreement and the other Loan Documents are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement or any other Loan Document.

11.14                       Entire Agreement

This Agreement, the Line of Credit Note and the other Loan Documents represent the final agreement among the parties with respect to their subject matter, and may not be contradicted by evidence of prior or contemporaneous oral agreements among the parties. There are no oral agreements among the parties with respect to the subject matter of this Agreement, the Line of Credit Note and the other Loan Documents.

11.15                       Consent to Jurisdiction

BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON EITHER BORROWER BY MAIL AT THE ADDRESS SET FORTH HEREIN. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

11.16                       Waiver of Jury Trial

BORROWER AND LENDER (BY ACCEPTANCE OF THIS AGREEMENT) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR

ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

11.17                       Waiver of Punitive, Consequential, Special or Indirect Damages

BORROWER WAIVES ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FROM LENDER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY BORROWER AGAINST LENDER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IS KNOWINGLY AND VOLUNTARILY GIVEN BY BORROWER, AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE FOR WHICH THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES WOULD OTHERWISE APPLY. LENDER IS AUTHORIZED AND DIRECTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF THE RIGHT TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES.

11.18                       U.S. Patriot Act Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

End of Article 11

12.                               DEFINITIONS

12.1                              Defined Terms

In addition to terms which are defined elsewhere in this Agreement capitalized terms defined below have the following meanings when used in this Agreement or in any other Loan Document (and including, unless otherwise defined therein, in any Schedules or Exhibits hereto or thereto):

“ACM” has the meaning set forth in Section 7.16.

“Additional Costs” has the meaning set forth in Section 3.10.

“Advance” means a disbursement by Lender under Section 1.1.

“Advance Amount” means, with respect to any Eligible Loan, the Advance Amount set forth in Exhibit C.

“Advance Request” means a request for an Advance in the form attached hereto as Exhibit A, as modified from time to time.

“Affiliate” means, when used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 5% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 5% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. For these purposes, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agreement” means this Revolving Bridge Loan and Security Agreement between the Borrower and the Lender, as the same from time to time may be amended, restated, renewed or replaced, and includes all Exhibits and Schedules hereto.

“Applicable Base Rate” means, on any day, a simple rate per annum equal to the sum of the Base Rate for that day, plus two and three-quarters percent (2.75%).  Without notice to Borrower or anyone else, the Base Rate shall automatically fluctuate upward and downward as and in the amount by which the Prime Rate or Fed Funds Rate fluctuates, as applicable.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Libor Rate” means, for any day, a rate per annum equal to the BBA LIBOR Daily Floating Rate for such day, plus two and three-quarters percent (2.75%).

“Audited Statement Date” means the date of Guarantor’s most recent audited financial statements (and Guarantor’s Subsidiaries, on a consolidated basis) delivered to Lender under this Agreement.

“Authorized Representatives” has the meaning set forth in Section 3.14.

“Base Rate” means, on any day, the greater of (a) the Prime Rate in effect for such day, and (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 0.50%.

“BBA LIBOR” is defined within the definition of “BBA LIBOR Daily Floating Rate.”

“BBA LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available sources providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each such day at approximately 11:00 a.m. London time on the date in question, for U.S. dollar deposits (for delivery on the date in question, or, if not a London Banking Day, on the immediately preceding London Banking Day) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not published by Reuters or any other such commercially available source at such time for any reason, then such rate will be determined by such alternate method as reasonably selected by Lender.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Bridge Clearing Account” means the demand deposit account maintained at the Lender in Borrower’s name and designated for funding that portion of each Eligible Loan funded by an Advance made against that Eligible Loan and for returning any excess payment for a Pledged Loan.  The Bridge Clearing Account is account no. 7047919767.

“Bridge Lender Only Account” means the demand deposit account maintained at the Lender in Borrower’s name and designated for receipt of the proceeds of the sale or other disposition of Borrower’s Collateral.  The Bridge Lender Only Account is account no. 7047919775.

“Business Day” means any day that is not a Saturday, Sunday or a public holiday or the equivalent for banks under the applicable Federal law and if no applicable Federal law exists then the applicable State law, provided that, when used in connection with a loan at the Applicable LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calendar Quarter” means the 3 month period beginning on each January 1, April 1, July 1 or October 1.

“Closing Date” means, subject to the Borrower’ satisfaction of the conditions set forth in Article 5, the date as of which this Agreement is executed, as specified in the Preamble to this Agreement.

“Collateral” has the meaning set forth in Section 4.1.

“Collateral Documents” means, with respect to each Mortgage Loan of the Borrower, (a) the Mortgage Note, the Mortgage and all other documents including, if applicable, any Security Agreement, executed in connection with or relating to the Mortgage Loan; (b) as applicable, the original lender’s ALTA Policy of Title Insurance or its equivalent, or private mortgage insurance, the appraisal, the environmental assessment, the engineering report, certificates of casualty or hazard insurance, credit information on the maker of the Mortgage Note; and (c) any other document listed in Exhibit B.

“Commitment” means the right and obligation of Lender to make Advances to Borrower under Section 1.1.

“Commitment Fee” has the meaning set forth in Section 3.5.

“Compliance Certificate” means a certificate executed on behalf of Borrower by its manager having principal financial accounting responsibilities, substantially in the form of Exhibit H.

“CONA Warehouse Agreement” means that certain Mortgage Warehouse Loan and Security Agreement dated as of August 25, 2010, among Arbor Commercial Mortgage, LLC, Arbor Commercial Funding, LLC, Capital One, National Association, as agent, and Capital One, National Association, as lender, as from time to time amended, supplemented, modified or restated.

“Control Person” means, Ivan Kaufman, and, at any time, any other Person who, directly or indirectly, has the power to vote 50% or more of the voting securities of Borrower or to direct or cause the direction of the management or policies of Borrower, whether through the ownership of voting securities, by contract, or otherwise.

“Damages” has the meaning set forth in Section 11.2(b).

“Debt Service Coverage Ratio” means, for any period of determination with respect to a Pledged Loan, the ratio of (i) the Property NOI for such period for such Pledged Loan, to (ii) the Property Debt Service for such period for such Pledged Loan.

“Debt Yield” means, as of any date of determination with respect to a Property, the ratio (expressed as a percentage) of (i) Property NOI, to (ii) the outstanding principal balance of the Lender’s Advance against the Pledged Loan that is secured by such Property.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of Notice or the lapse of time, would constitute an Event of Default.

“Default Rate” means, for any Advance, the per annum rate which is five percent (5%) greater than rate of interest otherwise applicable to such Advance.

“Distribution” means any declaration to make, any making of, any payment of, or any incurrence of any liability to make (i) any distribution on account of any membership interests in any Borrower, or (ii) any distribution through loans, or any other method, of cash, capital, funds or other assets of any Borrower, to the holder of any equity or membership interest in Borrower.

“Domestic Rate Advance” means any Advance during such time as it bears interest at the Applicable Base Rate.

“Eligible Loan” means a Mortgage Loan that satisfies the conditions and requirements set forth in Exhibit C.

“Equity Interests” means all shares, interests, participations or other equivalents, however, designated, of or in a Person (other than a natural person), whether or not voting, including common stock, membership interests, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Estimated Interest Payment” means for any period of calculation, the amount of interest estimated by the Lender to accrue on the unpaid principal balance of the Loan for such period.

“Event of Default” means any of the conditions or events set forth in Section 10.1.

“Executive Order” has the meaning set forth in Section 6.18.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender by federal funds dealers selected by the Lender on such day on such transaction as determined by the Lender.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“First Mortgage” means a Mortgage that constitutes a first Lien on the real property and improvements described in or covered by that Mortgage.

“First Mortgage Loan” means a Mortgage Loan secured by a First Mortgage.

“Foreign Assets Control Regulations” has the meaning set forth in Section 6.18.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States government, and any successor agency or other entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means Arbor Realty Trust, Inc., a Maryland corporation.

“Hedging Arrangements” means, with respect to any Person, any agreements or other arrangements (including interest rate swap agreements, interest rate cap agreements and forward sale agreements) entered into to protect that Person against changes in interest rates or the market value of assets.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, as to any Person, all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the consolidated balance sheet of such Person and such Person’s Subsidiaries as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person and its Subsidiaries and all obligations representing the deferred purchase price of property; (b) all obligations evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect, in respect of indebtedness of others or otherwise, including any obligations under Hedging Arrangements and otherwise with respect to puts, swaps, and other similar undertakings, any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries; but excluding, in all events obligations arising under operating leases and accounts payable arising in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 11.2(b).

“Interest Adjustment Payment” means for any period of calculation, the difference between (x) the amount of interest actually accrued on the unpaid principal balance of the Loan for such period, and (y) the Estimated Interest Payment paid to the Lender for such period.

“Interest Payment” means the Estimated Interest Payment, plus or minus, as the case may be, the Interest Adjustment Payment.

“Interim Statement Date” means the date of the most recent unaudited financial statements of the Borrower (or the Guarantor, as applicable) (and, if applicable, Borrower’s (or Guarantor’s, as applicable) Subsidiaries, on a consolidated basis) delivered to Lender under this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26 of the United States Code, and all rules, regulations and interpretations issued under those statutory provisions, as amended, and any subsequent or successor federal income tax law or laws, rules, regulations and interpretations.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Late Charges” has the meaning provided in Section 3.9.

“Lender” has the meaning set forth in the Preamble to this Agreement.

“Libor Rate Advance” means any Advance during such time as it bears interest at the Applicable Libor Rate.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of such an agreement and any agreement to give any security interest).

“Line of Credit Limit” means Fifty Million Dollars ($50,000,000).

“Line of Credit Note” has the meaning set forth in Section 1.3.

“Loan” has the meaning set forth in Section 1.5.

“Loan Documents” means this Agreement, the Line of Credit Note, the Guaranty, the Environmental Indemnity, and any agreement of Borrower or Guarantor for the benefit of the Lender relating to Subordinated Debt, and each other document, instrument or agreement executed by the Borrower and/or Guarantor in connection with any of those documents, instruments and agreements, as originally executed or as any of the same may be amended, restated, renewed or replaced.

“London Banking Day” means any Business Day that is also a day on which dealings in Dollar deposits are conducted in the London interbank market and commercial banks are open for international business in London.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Maturity Date” has the meaning set forth in Section 1.2.

“Miscellaneous Fees and Charges” means the miscellaneous fees set forth on Lender’s fee schedule attached as Exhibit I and all miscellaneous disbursements, charges and expenses incurred by or on behalf of Lender for the handling and administration of Advances and Collateral, including costs for Uniform Commercial Code, tax lien and judgment searches conducted by Lender, filing fees, charges for wire transfers and check processing charges, charges for security delivery fees, charges for overnight delivery of Collateral to Investors, recording fees, Lender’s treasury, management and other service fees and overdraft charges. Upon not less than 3 Business Days’ prior Notice to Borrower, Lender may modify Exhibit I and the fees set forth in it to conform to current Lender practices and, as so modified, the revised Exhibit I will become part of this Agreement.

“Minimum Deposit Requirement” has the meaning set forth in Section 7.15.

“Mortgage” means a mortgage or deed of trust on real property that is improved and substantially completed.

“Mortgage-backed Securities” means securities that are secured or otherwise backed by Mortgage Loans.

“Mortgage Loan” means any loan evidenced by a Mortgage Note and secured by a Mortgage and, if applicable, a Security Agreement.

“Mortgage Note” means a promissory note secured by one or more Mortgages and, if applicable, one or more Security Agreements.

“Mortgage Note Amount” means, as of any date of determination, the then outstanding and unpaid principal amount of a Mortgage Note (whether or not an additional amount is available to be drawn under that Mortgage Note).

“Mortgage Pool” means a pool of one or more Pledged Loans on the basis of which a Mortgage-backed Security is to be issued.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate of Borrower has any obligation with respect to its employees.

“Multifamily Property” means real property that contains or that will contain more than 4 dwelling units.

“Net Income (or Deficit)” means, with respect to any fiscal period, the consolidated net income (or deficit) of the subject Borrower, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Non-Usage Fee” has the meaning set forth in Section 3.4.

“Notices” has the meaning set forth in Section 11.1.

“Obligations” means all Indebtedness, obligations and liabilities of Borrower to the Lender (whether now existing or arising after the date of this Agreement, voluntary or involuntary, joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, or decreased or extinguished and later increased and however created or incurred), including Borrower’s obligations and liabilities to Lender (a) under the Loan Documents, (b) for disbursements made by Lender for Borrower’s account, (c) for overdrafts, (d) for automated clearinghouse exposure, and (e) under any Hedging Arrangement to which Lender is a counterparty.

“Other Taxes” has the meaning set forth in Section 3.13(b).

“Overnight Federal Funds Rate” means for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“Participant” has the meaning set forth in Section 11.8.

“Person” means and includes natural persons, corporations, limited liability companies, limited liability partnerships, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions of those governments.

“Plan” means each employee benefit plan (whether in existence on the date of this Agreement or established after that date), as that term is defined in Section 3 of ERISA, maintained for the benefit of directors, officers or employees of Borrower or any ERISA Affiliate.

“Pledged Loans” has the meaning set forth in Section 4.1(b).

“Prime Rate” means on any day, the rate of interest per annum then most recently established by Lender as its “prime rate,” it being understood and agreed that such rate is set by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other Lender or market rates in general, and that Lender may make various business or other loans at rates of interest having no relationship to such rate.  If Lender ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Internal Revenue Code and Section 406 of ERISA.

“Property” means a Multifamily Property securing a Mortgage Loan.

“Property Debt Service” means, for any period of determination, the sum of (i) the expenses of the borrower under a Pledged Loan for such period for interest payable with respect to such Pledged Loan and all fees paid on account of or with respect thereto, plus (ii) regularly scheduled principal amortization payments made or required to be made on account of such Pledged Loan for such period, in each case determined in accordance with GAAP.  Property Debt Service shall be calculated on an actual basis for any period of determination.

“Property NOI” means, for any period of determination, all revenues (except extraordinary revenues) derived from a Property minus all operating expenses incurred by the owner of such Property.  Property NOI shall be calculated on an annualized basis using (i) a trailing 3-month Property NOI for the first three (3) months following the Advance, (ii) a trailing 6-month Property NOI for the six (6) months following the Advance, (iii) a trailing 9-month Property NOI for the nine (9) months following the

Advance, (iv) a trailing 12-month Property NOI for the twelve (12) months after the Advance and (v) a trailing 12-month Property NOI ending on any date of determination occurring later than twelve (12) months after the Advance.  Property NOI shall in any event be subject to adjustments approved by the Lender for real estate taxes and insurance premiums accrued but not paid during any calculation period and extraordinary expenses incurred during any calculation period, and the calculation of Property NOI shall be subject to the reasonable approval of the Lender.

“Property Review Fee” has the meaning set forth in Section 5.2(b).

“Regulatory Change” means, with respect to Lender, any change effective after the Closing Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by Lender with any request or directive regarding capital adequacy.

“Release Amount” has the meaning set forth in Section 4.3(d).

“Restriction List” and “Restriction Lists” means each and every list of Persons to whom the Government of the United States prohibits or otherwise restricts the provision of financial services. For the purposes of this Agreement, Restriction Lists include the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 (September 23, 2001) and maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury, current as of the day the Restriction List is used for purposes of comparison in accordance with the requirements of this Agreement.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a Mortgage Loan.

“Servicing Contract” means, with respect to any Person, the arrangement, whether or not in writing, under which that Person has the right to service Mortgage Loans including, without limitation, the right to service Mortgage Loans originated by Borrower.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Subordinated Debt” means (a) all Indebtedness of the Borrower for borrowed money that is effectively subordinated in right of payment to all present and future Obligations of Borrower either (1) under a Subordination of Debt Agreement on the form prescribed by Lender or (2) otherwise on terms acceptable to Lender, and (b) solely for purposes of Section 8.4, all Indebtedness of Borrower that is required to be subordinated by Sections 5.1(b) and 7.11.

“Subordination of Debt Agreement” has the meaning set forth in Section 5.1(b).

“Subsidiary” means any corporation, partnership, association or other business entity in which more than 50% of the shares of stock or other ownership interests having voting power for the election of directors, managers, trustees or other Persons performing similar functions is at the time owned or controlled by any Person either directly or indirectly through one or more Subsidiaries of that Person.

“Taxes” has the meaning set forth in Section 3.13(c).

“Third Party Custodial Deposit Account”  means any account maintained by Borrower at the Lender, the proceeds of which have been designated by the Borrower for the benefit of third parties, including, without limitation, the Borrower’s payroll accounts or pension fund accounts for the benefit of the Borrower’s employees.

“Trading With the Enemy Act” has the meaning set forth in Section 6.18.

“Trust Receipt” means a trust receipt in a form approved by and under which Lender may deliver any document relating to the Collateral to Borrower for correction or completion.

“UCC” means the Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106), or any applicable jurisdiction.

“Unused Portion” has the meaning set forth in Section 3.4.

“Used Portion” has the meaning set forth in Section 3.4.

“Warehousing Fee” has the meaning set forth in Section 5.2(b).

12.2                              Other Definitional Provisions; Terms of Construction

12.2(a)                                          Accounting terms not otherwise defined in this Agreement have the meanings given to those terms under GAAP.

12.2(b)                                         Defined terms may be used in the singular or the plural, as the context requires.

12.2(c)                                          All references to time of day mean the then applicable time in Boston, Massachusetts, unless otherwise expressly provided.

12.2(d)                                         References in Loan Documents to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like in and to such Loan Document unless otherwise expressly provided.

12.2(e)                                          References in a Loan Document to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby or thereby, and (iii) shall mean such document, instrument, or agreement, or replacement thereof, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby or thereby and in effect at any given time.

12.2(f)                                            The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

12.2(g)                                         Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

12.2(h)                                         All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Line of Credit Note are irrevocably paid in full and the Commitment is terminated.

12.2(i)                                             All references to the Uniform Commercial Code shall be deemed to be references to the Uniform Commercial Code in effect on the date of this Agreement in the applicable jurisdiction.

12.2(j)                                             Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary, and a reference to an “Affiliate” means an Affiliate of the Borrower.

12.2(k)                                          All references to money (including the symbol “$”) are to lawful currency of the United States.

12.2(l)                                             References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns.

12.2(m)                                       Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

END OF ARTICLE 12

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as an instrument under seal of the date first above written.

BORROWER:	ARBOR REALTY SR, INC.,
a Maryland corporation

	By:	/s/ John Natalone
	Name:	John Natalone
	Title:	Executive Vice President

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION,
a national banking association

	By:	/s/ Peter D. Leahy
	Name:	Peter D. Leahy
	Title:	Senior Vice President